                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               FLUOR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                               FLUOR CORPORATION
                              3353 MICHELSON DRIVE
                            IRVINE, CALIFORNIA 92698

January 30, 1999

Dear Shareholder:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders which will be held on Tuesday, March 9, 1999, beginning at 9:00 a.m. at The Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California. A map showing the meeting location is included for your convenience on the back page of this booklet.

     Information about the meeting and the various matters on which the shareholders will act is included in the Notice of Meeting and Proxy Statement which follow. Also included is a Proxy/Voting Instruction Card and postage-paid return envelope.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy/Voting Instruction Card in the enclosed envelope as promptly as possible.

                                              Sincerely,

                                              /s/ PHILIP J. CARROLL, JR.
                                              ----------------------------
                                              PHILIP J. CARROLL, JR.
                                              Chairman and Chief Executive
                                              Officer

                               FLUOR CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 9, 1999

     The annual meeting of shareholders of Fluor Corporation will be held at The Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California, on Tuesday, March 9, 1999, at 9:00 a.m. Pacific Standard Time, for the following purposes:

     1. To elect four Class III directors to hold office for three years and until their respective successors are elected and qualified. The Board of Directors intends to nominate as directors the four persons identified in the attached Proxy Statement.

     2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending October 31, 1999.

     3. To consider and act upon a proposal to approve the Fluor Corporation 1999 Executive Performance Incentive Plan.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed January 12, 1999, as the record date for determining the shareholders entitled to receive notice of and to vote at the meeting.

     SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

     PLEASE COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY/VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ LAWRENCE N. FISHER
                                          --------------------------------
                                          LAWRENCE N. FISHER
                                          Senior Vice President -- Law and
                                          Secretary

January 30, 1999
Irvine, California

                               FLUOR CORPORATION
                            ------------------------

                                PROXY STATEMENT
                                JANUARY 30, 1999

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Fluor Corporation, 3353 Michelson Drive, Irvine, California 92698 (the "Company" or "Fluor"), of your proxy for use at the annual meeting of shareholders to be held March 9, 1999, or at any adjournment thereof (the "Annual Meeting"). This proxy statement and the accompanying proxy/voting instruction card are being mailed to all shareholders on or about January 30, 1999. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone. Georgeson & Company Inc. has been engaged to assist in the solicitation for which it will receive approximately $17,500 from the Company. Your proxy is revocable by written notice to the Secretary of the Company at any time prior to exercise, and it shall be suspended if you are a record shareholder or valid proxyholder who attends the meeting and elects to vote in person.

     On January 12, 1999, the record date fixed by the Board of Directors, the Company had outstanding 75,792,554 shares of Common Stock. A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Shareholders have one vote for each share on all business of the meeting, except that shareholders have cumulative voting rights with respect to the election at the meeting of four directors. Cumulative voting rights entitle a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by the shareholder, or to distribute his or her votes on the same principle among two or more nominees as the shareholder sees fit. The four nominees for director receiving the highest number of votes at the meeting will be elected. With respect to the other proposals, the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval.

     Unless otherwise directed in the accompanying proxy/voting instruction card, the persons named therein will vote FOR the election of the four director nominees listed below, FOR the proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending October 31, 1999, and FOR the proposal to approve the Fluor Corporation 1999 Executive Performance Incentive Plan. As to any other business which may properly come before the meeting, they will vote in accordance with their best judgment, although the Company does not presently know of any other business.

                             ELECTION OF DIRECTORS

                                   PROPOSAL 1

     Under the Company's Certificate of Incorporation and Bylaws, which provide for a "classified" Board, four Class III directors have been nominated for election at the Annual Meeting to serve a three year term expiring at the annual meeting in 2002 and until their respective successors are elected and qualified. The Bylaws, as most recently amended by the Board on December 9, 1998, provide for thirteen directors, five serving as Class I directors, four serving as Class II directors, and four serving as Class III directors.

     Each of the four nominees listed below presently serves as a Class III director of the Company. If any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote in accordance with their best judgment. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

     In the event anyone other than the four nominees listed below should be nominated for election as a director, the persons named in the proxy may vote cumulatively for less than all the nominees in order to elect the maximum number of the nominees possible.

BIOGRAPHICAL

     The following biographical information is furnished with respect to each of the four nominees for election at the Annual Meeting as Class III directors and each of the other Class I and Class II directors whose terms will continue after the Annual Meeting.

Class III Director Nominees(1):

[PHOTO]
DON L. BLANKENSHIP, age 48.
Director since 1996; member of Finance Committee.
President, Chief Executive Officer and Chairman of the Board of A. T. Massey Coal Company, Inc.(2)since 1992; formerly President and Chief Operating Officer of that subsidiary from 1990; formerly President of Massey Coal Services, Inc.(3) from 1989; joined Rawl Sales & Processing Co.(4) in 1982.
Mr. Blankenship is a director of Witco Corporation, Greenwich, Connecticut.

[PHOTO]
PETER J. FLUOR, age 51.
Director since 1984; Chairman of Audit Committee and member of Executive and Organization and Compensation Committees. Non-Executive Chairman of the Board, January to July 1998. President and CEO of Texas Crude Energy, Inc., Houston, Texas since 1980; joined that company in 1972.
Mr. Fluor also is a director of Seagull Energy Corporation, Houston, Texas; and a member of the advisory board of Chase Bank of Texas, N.A., Houston, Texas.

[PHOTO]
BOBBY R. INMAN, age 67.
Director since 1985; Chairman of Organization and Compensation Committee and member of Executive and Governance Committees.
Admiral, U.S. Navy (Retired).
Admiral Inman also is a director of Science Applications International Corporation, La Jolla, California; SBC Communications Inc. (formerly Southwestern Bell Corporation), San Antonio, Texas; Temple-Inland Inc., Diboll, Texas; and Xerox Corporation, Stamford, Connecticut.

[PHOTO]
JAMES O. ROLLANS, age 56.
Director since 1997.
Chief Financial Officer since August 1998; formerly Chief Administrative Officer since 1994; Senior Vice President since 1992; formerly Chief Financial Officer from 1992 to 1994; formerly Vice President, Corporate Communications from 1982 to 1992; joined the Company in 1982.
Mr. Rollans also is a director of Flowserve Corporation, Dallas, Texas.

Class I Directors -- Term Expires 2000(1):

PHILIP J. CARROLL, JR. age 61

Director, Chairman of the Board and Chief Executive Officer since July 1998;
  Chairman of Executive Committee; joined the Company July 1998.

Mr. Carroll was formerly President and Chief Executive Officer of Shell Oil
  Company, Houston, Texas, from 1993, and formerly in other positions with Shell Oil Company for more than 35 years.

Mr. Carroll also is a director of Boise Cascade Corporation, Boise, Idaho.

DAVID P. GARDNER, age 65.

Director since 1988; Chairman of Governance Committee; member of Executive and
  Organization and Compensation Committees.

President of the William and Flora Hewlett Foundation since 1993; formerly
  President of the University of California from 1983; and formerly President of the University of Utah from 1973.

Dr. Gardner also is a director of First Security Corporation, Salt Lake City,
  Utah; and the United Funds, Shawnee Mission, Kansas.

THOMAS L. GOSSAGE, age 64.

Director since 1997; member of Finance and Organization and Compensation
  Committees.

Retired Chairman, President and Chief Executive Officer of Hercules
  Incorporated, Wilmington, Delaware, since 1997; formerly in such positions from 1991.

Mr. Gossage also is a director of The Dial Corporation, Phoenix, Arizona; and
  Alliant Techsystems, Inc., Hopkins, Minnesota.

VILMA S. MARTINEZ, age 55.

Director since 1993; member of Audit and Governance Committees.

Partner in Munger, Tolles & Olson, Los Angeles, California since 1982.

Ms. Martinez also is a director of Anheuser-Busch Companies, Inc., St. Louis,
  Missouri; Burlington Northern Santa Fe Corp., Fort Worth, Texas; Sanwa Bank California, Los Angeles, California; and Shell Oil Company, Houston, Texas.

DEAN R. O'HARE, age 56.

Director since 1997; member of Audit and Organization and Compensation
  Committees.

Chairman and Chief Executive Officer of The Chubb Corporation, Warren, New
  Jersey, since 1988.

Class II Directors -- Term Expires 2001(1):

CARROLL A. CAMPBELL, JR., age 58.

Director since 1995; member of Audit and Finance Committees.

President and Chief Executive Officer of the American Council of Life Insurance,
  Washington, D.C.; formerly two-term Governor of South Carolina from 1986; formerly four-term member of the U.S. House of Representatives from 1978.

Mr. Campbell also is a director of AVX Corporation, Myrtle Beach, South
  Carolina; Norfolk Southern Corporation, Norfolk, Virginia, and Wackenhut Corporation, West Palm Beach, Florida.

LORD ROBIN W. RENWICK, age 61.

Director since 1997; member of Finance and Governance Committees; Chairman of
  Fluor Daniel Limited(5) since 1996.

Former British Ambassador to the United States from 1991 to 1995.

Lord Renwick also is a director of Billiton Plc, London, England; British
  Airways, London, England; Canal Plus, Paris, France; Compagnie Financiere Richemont AG, Zug, Switzerland; Liberty International Holdings, Plc, London, England; and Robert Fleming Holdings, Ltd., London, England.

MARTHA R. SEGER, age 66.

Director since 1991; Chairman of Finance Committee and member of Executive and Governance Committees.

Economic consultant and principal of M.R. Seger & Associates, a financial and economic consulting firm, since 1994. Distinguished Visiting Professor of Finance, Northern Arizona University, commencing 1998. Formerly Visiting Professor, Hillsdale College, from 1996; Distinguished Visiting Professor of Finance, Central Michigan University, from 1995 and American Graduate School of International Management, from 1993; formerly Member, Board of Governors of the Federal Reserve System from 1984. Dr. Seger also is a director of Amoco, Chicago, Illinois; Kroger Company, Cincinnati, Ohio; Tucson Electric Power Company, Tucson, Arizona; and Xerox Corporation, Stamford, Connecticut.

JAMES C. STEIN, age 55.

Director since 1997.

President and Chief Operating Officer of Fluor Daniel, Inc.(6) since 1997;
  formerly Group President, Diversified Services, of that company from 1994; formerly President, Business Units, of that company from 1993; formerly President, Industrial Sector, of that company from 1986; joined the Company in 1964.
---------------
(1) Except as otherwise indicated, all positions are with the Company.

(2) A. T. Massey Coal Company, Inc. ("A. T. Massey") is an indirectly wholly-owned subsidiary of the Company, which, along with A. T. Massey's subsidiaries, conducts A. T. Massey's coal-related businesses.

(3) Massey Coal Services, Inc. is a wholly-owned subsidiary of A. T. Massey.

(4) Rawl Sales & Processing Co. is a wholly-owned subsidiary of A. T. Massey.

(5) Fluor Daniel Limited, which provides engineering, procurement and construction services in the United Kingdom of Great Britain, is an indirectly wholly-owned subsidiary of the Company.

(6) Fluor Daniel, Inc., which provides design, engineering, procurement, construction, maintenance and other diversified services to a wide range of industrial, commercial, utility, natural resources, energy and governmental clients, is an indirectly wholly-owned subsidiary of the Company.

STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF EXECUTIVE OFFICERS AND DIRECTORS

     The following information is furnished with respect to each director and nominee for director, each person who served as Chief Executive Officer of the Company for any portion of the last fiscal year and each of the four other most highly compensated executive officers of the Company for the last completed fiscal year (the "Named Executive Officers"), and all current directors and executive officers of the Company as a group, as to ownership of shares of Common Stock of the Company as of January 12, 1999 (including restricted shares, shares which may be acquired within 60 days pursuant to the exercise of stock options and interests in shares held as of November 30, 1998, in the Company's Savings Investment Plan, by executive officers, with respect to which such officers have sole voting and investment power). Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares. The last column of the table combines beneficial ownership of shares of Company Common Stock with holdings of (i) Deferred Directors' Fees held in an account economically equivalent to Common Stock, held as of December 31, 1998, by certain non-employee directors (which are payable in cash as described at page 22 hereof), (ii) Restricted Stock Units held by directors and executive officers (which are payable in cash upon vesting of tandem restricted stock), and (iii) Shadow Stock Units held by certain Named Executive Officers (which are payable in cash). This column indicates the alignment of the named individuals and group with the interests of the Company's shareholders because the value of their total holdings will increase or decrease correspondingly with the price of the Company's Common Stock.

                                                                 SHARES          FLUOR
                                                              BENEFICIALLY    STOCK-BASED
                                                                OWNED(1)       HOLDINGS
                                                              ------------    -----------
Class III Director Nominees:
  Don L. Blankenship(2).....................................    100,617         176,609
  Peter J. Fluor............................................     22,438          51,860
  Bobby R. Inman............................................      5,060           5,174
  James O. Rollans(2).......................................    148,198         157,968
Class I Directors:
  Philip J. Carroll, Jr.(2).................................     51,300         206,434
  David P. Gardner..........................................      4,315           9,624
  Thomas L. Gossage.........................................      3,000           3,342
  Vilma S. Martinez.........................................      2,487           8,718
  Dean R. O'Hare............................................      4,000           5,478
Class II Directors:
  Carroll A. Campbell, Jr...................................      2,335           6,082
  Lord Robin W. Renwick.....................................      2,200           3,917
  Martha R. Seger...........................................      3,473           4,167
  James C. Stein(2).........................................    136,691         145,348
                                                                -------         -------
                                                                486,114         784,721
                                                                =======         =======
Other Named Executive Officers:
  Lawrence N. Fisher........................................     49,131          52,597
  Leslie G. McCraw..........................................    502,173         502,173
All directors and executive officers as a group (18
  persons)..................................................    577,966         884,033

---------------
(1) Each individual owns less than 0.7% and the group owns approximately 1% of the outstanding shares of Common Stock of the Company. Included in the number of shares beneficially owned by Messrs. Blankenship, Carroll, Rollans, Stein and Fisher, and all directors and executive officers as a group, are 71,707, 40,000, 120,640, 107,144, 38,542 and 410,712 shares, respectively, which such persons have the right to acquire within 60 days pursuant to the exercise of stock options.

(2) This individual is also a Named Executive Officer.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company's issued and outstanding Common Stock. The table sets forth information known to the Company as of January 13, 1999, with percentage of ownership calculated using the number of outstanding shares on January 12, 1999.

                                                              SHARES       PERCENT
                                                           BENEFICIALLY      OF
          NAME AND ADDRESS OF BENEFICIAL OWNERS               OWNED         CLASS
          -------------------------------------            ------------    -------
FMR Corp. and related entities...........................   5,769,088(1)     7.6
Dodge & Cox, Inc.........................................   4,230,150(2)     5.6

---------------
(1) Based on information provided by FMR Corp. ("FMR"), Edward C. Johnson 3d ("Mr. Johnson") and Abigail P. Johnson, ("Mrs. Johnson") included in their joint Schedule 13G amendment dated January 7, 1999, and filed with the Securities and Exchange Commission wherein they reported the beneficial ownership of 5,769,088 shares at December 31, 1998. They state that:
    Fidelity Management & Research Company ("Fidelity"), is the beneficial owner of 5,083,000 shares as a result of acting as investment adviser to various investment companies; Mr. Johnson, FMR and the funds each has sole power to dispose of the 5,083,000 shares but neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees and is carried out by Fidelity; Fidelity Management Trust Company("FMTC") is the beneficial owner of 684,888 shares as a result of its serving as investment manager of institutional accounts; Mr. Johnson and FMR each has sole dispositive power over 684,888 shares, sole power to vote 608,488 of them, and no power to vote 76,400 shares owned by institutional accounts; and Fidelity International Limited ("FIL") is the sole beneficial owner of 1,200 shares. The address of FMR, Mr. Johnson, Mrs. Johnson, Fidelity, and FMTC is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda.

(2) Based on information contained in a copy of a Schedule 13F, dated November 12, 1998, provided by Dodge & Cox, Inc., to the Company. Dodge & Cox, Inc. has indicated to the Company that it is a registered investment adviser and in such capacity has sole voting authority over 3,771,800 shares, shared voting authority over 56,000 shares, and no voting authority over 402,350 shares held by institutional and mutual fund accounts. It has indicated that it has sole dispositive power over all such shares. The address of Dodge & Cox is One Sansome Street, 35th Floor, San Francisco, California 94104.

COMMITTEES OF THE BOARD

     The standing committees of the Board consist of an Audit Committee, Executive Committee, Finance Committee, Governance Committee and Organization and Compensation Committee.

  Audit Committee

     The principal duties of the Audit Committee are to nominate the firm of independent auditors for appointment by the Board; to meet with the independent auditors to review and approve the scope of their audit engagement and the fees related to such work; to meet with the Company's financial management, internal audit management and independent auditors to review matters relating to internal accounting controls, the internal audit program, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company and its subsidiaries; and to report to the Board periodically any conclusions or recommendations the Audit Committee may have with respect to such matters. The members of the Audit Committee are Peter J. Fluor (Chairman), Carroll A. Campbell, Jr., Vilma S. Martinez and Dean R. O'Hare, none of whom is a current or former officer or employee of the Company or any of its subsidiaries. The Audit Committee held five meetings during fiscal year 1998, four regular meetings and a special meeting to review and approve the Company's 1997 Annual Report, Form 10-K and proxy materials. At the end of each of the regular meetings, the members met privately with the Company's independent auditors without any Company officers or other personnel present.

  Executive Committee

     When the Board is not in session, the Executive Committee has all of the power and authority of the Board except with respect to amending the Restated Certificate of Incorporation; adopting an agreement of merger or consolidation; recommending to the shareholders the sale, lease or exchange of all or substantially all of the Company's property and assets; recommending to the shareholders a dissolution of the Company or a revocation of the dissolution; amending the Bylaws; declaring a dividend; or issuing stock. The members of the Executive Committee are Philip J. Carroll, Jr. (Chairman), Peter J. Fluor, David
P. Gardner, Bobby R. Inman and Martha R. Seger. The Executive Committee held two meetings, and took action by unanimous written consent on one occasion, during fiscal year 1998.

  Finance Committee

     The function of the Finance Committee is to review and make recommendations to the Board regarding the Company's financing needs and plans and dividend policy, to review and, where delegated by the Board, approve new debt financings, acquisitions and dispositions of business units and major capital assets, to review the financial performance of acquisitions and equity investments and to monitor the investment policy and performance of the Company's employment and other benefit trust funds, and to review the Company's risk management activities, including insurance coverage. The members of the Finance Committee are Martha R. Seger (Chairman), Don L. Blankenship, Carroll A. Campbell, Jr., Thomas L. Gossage and Lord Robin W. Renwick. The Finance Committee held two meetings during fiscal year 1998.

  Governance Committee

     The function of the Governance Committee is to seek out, evaluate and recommend to the Board qualified nominees for election as directors of the Company; to recommend directors of the Company for election as members of Committees of the Board; to recommend new Committees to the Board; and to consider other matters including the size and composition of the Board and Committees and other issues of corporate governance. The members of the Governance Committee are David P. Gardner (Chairman), Bobby R. Inman, Vilma S. Martinez, Lord Robin W. Renwick and Martha R. Seger. During fiscal year 1998, the Governance Committee held three meetings. The Governance Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors of the Company provided that such recommendations are accompanied by information sufficient to enable the Governance Committee to evaluate the qualifications of the nominee.

  Organization and Compensation Committee

     The principal duties of the Organization and Compensation Committee are to review corporate organizational structures; to review key employee compensation policies, plans and programs; to monitor performance and compensation of employee-directors and officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to function as the Committee which administers the long-term incentive programs referred to in the Executive Compensation section hereof. The members of the Organization and Compensation Committee are Bobby R. Inman (Chairman), Peter J. Fluor, David P. Gardner, Thomas L. Gossage and Dean R. O'Hare, none of whom is a current or former officer or employee of the Company or any subsidiary. The Organization and Compensation Committee held eleven meetings, and took action by unanimous written consent on seven occasions, during fiscal year 1998.

NOTICE OF DIRECTOR NOMINATIONS

     The Company's Bylaws also require that the Secretary must receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 60 nor more than 90 days prior to the annual meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting if such disclosure occurs less than 40 days prior to the date of such meeting). The notice must set forth (a) the shareholder's name and address, and the number of shares of Common Stock beneficially owned by such shareholder,
(b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement and
(c) a consent to serve as director signed by such nominee.

BOARD AND COMMITTEE ATTENDANCE

     During fiscal year 1998, the Board held four regular meetings, one of which was followed by an extensive strategic planning session, and held two meetings via teleconference. The Board took action by unanimous written consent on four occasions. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Board Committees on which he or she served.

OTHER MATTERS

     Vilma S. Martinez, a director of the Company, is a partner in the law firm of Munger, Tolles and Olson. Certain subsidiaries of the Company retained the law firm during fiscal year 1998 and have continued to retain the firm in fiscal 1999. The amount of fees paid to the firm in fiscal 1998 did not exceed five percent of the law firm's gross revenues for the firm's last full fiscal year.

SECTION 16(b) Beneficial Ownership Reporting Compliance.

     Based upon a review of forms received by the Company during and with respect to the Company's most recent fiscal year, the Company is not aware of any executive officer, director or beneficial owner of more than 10% of the Company's stock that failed to file on a timely basis any Forms 3, 4 or 5.

                    ORGANIZATION AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     In fiscal 1998 the Company achieved an important turnaround by meeting its earnings targets for the fiscal year as well as significantly improving upon the disappointing results of fiscal 1997. Also, this Committee successfully completed its search for a new Chairman and CEO in July of 1998 with the hiring by the Board of Philip J. Carroll, Jr. former Chairman and CEO of Shell Oil Company (U.S.) to that position.

     The Company's compensation programs are designed to attract, motivate and retain key employees with incentives that are linked to specific performance measures in order to enhance shareholder value. The Company's executive compensation program consists of three main components: (1) base salary; (2) potential for an annual incentive based on overall Company performance and individual performance; and (3) the opportunity to earn long-term cash and stock-based incentives which are intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. The second and third elements constitute the "at-risk" portion of the compensation program. To further align management's interests with those of the shareholders, the Company has stock ownership targets for its officers. These target guidelines are intended to encourage stock ownership by the Company's management group.

     The philosophy for establishing specific compensation levels for members of senior management and other key employees is to link total compensation to achievement of the Company's business goals and to measure total compensation against that of a broad group of general industry companies of similar size.(1) The overall philosophy and the appropriate bases for this benchmarking is subject to ongoing review and evaluation by this Committee. To assist in making these evaluations, this Committee uses the surveys of two of the major compensation consulting firms, Hewitt Associates LLC and Towers Perrin, as reference points. The current philosophy of the Committee is to position executive base salaries at approximately the 50th percentile of the general industry group, with salary plus bonus at the 50th to 60th percentile when targeted performance is attained. Total compensation is positioned at the 75th percentile range based upon stock price appreciation and achievement of earnings exceeding target levels.

---------------

(1) This group covers a broad range of industries and is not limited to companies in the Dow Jones Heavy Construction Group that is used for the Performance Graph set forth on page 21 hereof.

  Annual Incentive Program

     Under the Company's Executive Incentive Compensation Plan, a minimum rate of return on average shareholders' equity must be achieved before bonuses can be paid and further limits are placed on the maximum amount of earnings that can be paid out as bonuses. Bonuses may not be paid unless net earnings, excluding extraordinary, unusual or infrequently occurring items, exceed a return on average shareholders' equity that is calculated on the basis of average yield for the year on one year United States Treasury Bills. Further, the total amount of bonuses paid together with accruals for the year under the Company's long-term incentive program, may not exceed either (a) 20% of pre-tax earnings (excluding extraordinary, unusual or infrequently occurring items and the award fund itself) or (b) 10% of average shareholders' equity. The plan covers approximately 800 management employees, including all Named Executive Officers other than Mr. Blankenship.(2) The target amount payable out of the fund to each executive is based on the executive's target bonus, with the actual amount paid based upon a combination of various company performance criteria, and upon individual performance. The bonus award for the CEO is determined by applying the specific performance criteria established for him by this Committee and the bonus award of each other executive officer is reviewed and approved by this Committee.(3) Based upon the achievement of fiscal 1998 earnings targets, bonus awards, when taken together with salary, were established at levels which put each of the Named Executive Officers in the 50th to 60th percentile of the general industry group. Due to his relatively short tenure in fiscal 1998 and based upon his progress to date in determining a new strategic direction for the Company, Mr. Carroll received a pro-rata portion of his targeted bonus for fiscal 1998.

  Long Term Incentive Program

     Approximately 600 management employees, including all of the Named Executive Officers, participate in the Company's long-term incentive program. This program's primary purpose is to offer an incentive for the achievement of superior operating results, to align executive officer and shareholder interests, and to foster the retention of key management personnel. It is the Committee's intent that all amounts to be awarded under this program qualify as performance-based compensation under IRS definitions.

     Under the long-term incentive program, the Committee may make grants of the following: (a) cash incentive awards which are based upon meeting earnings or other financial targets established by the Committee; (b) stock options which become exercisable on terms established by the Committee and which have value only if shareholder value is increased and (c) restricted stock which may be awarded only if return on equity targets are achieved. The weighting of awards between the earnings-based cash portion and the stock portion is primarily a function of responsibility, with the more senior executives having a greater portion of their awards dependent on stock performance. To achieve higher than mid-range compensation up to the 75th percentile range would require performance in excess of the established targets. Shortly after the close of fiscal 1998, participating executives, including all of the Named Executive Officers other than Mr. Carroll received a payout of a previously granted cash incentive award which was based upon earnings targets previously established for the fiscal 1996 through 1998 period. These awards were materially impacted in a negative way by the disappointing fiscal 1997 earnings performance.(4) Cash incentive awards for the fiscal 1997-1999 period will be likewise affected. The 1998 LTI program for Fluor Daniel was primarily focused on achieving increased margins. The improvement shown in 1998 resulted in awards which were slightly below the targeted amounts. To provide a vehicle for accomplishing the goals of the long-term incentive program, and the Company's other compensation objectives, the Committee has approved the Fluor Corporation 1999

---------------

(2) Mr. Blankenship participates in the A.T. Massey Bonus Plan which covers management employees of A.T. Massey and provides annual bonus awards based on individual and company performance. Mr. Blankenship's awards under the A.T. Massey Bonus Plan are reviewed and approved by this Committee.

(3) Effective in fiscal 1999 this Committee has also established specific performance criteria for each of the Named Executive Officers who report directly to Mr. Carroll as well as for Mr. Carroll.

(4) Other than for Mr. Blankenship whose awards were based upon A.T. Massey performance.

Executive Performance Incentive Plan, which is described further under the heading "Approval of Fluor Corporation 1999 Executive Performance Incentive Plan" at page 23. This plan is designed to enable the Company to attract, retain and motivate its management and other key employees.

     Early in fiscal 1998, this Committee implemented a key employee retention program. The primary purpose of this program was to facilitate management continuity during the transition to new leadership and thereafter to provide incentives for achieving substantial increases in shareholder value. The program provided for stock-based awards for senior executives with vesting contingent upon continued employment for a specified period. This vesting would be accelerated if certain stock price appreciation goals established by this Committee were achieved within a limited time frame. To further facilitate management continuity, the Company has entered into employment agreements and/or retention arrangements with certain of the Named Executive Officers. These agreements and arrangements are described on pages 11 through 15 of this Proxy Statement.

  Conclusion

     During fiscal 1998, the Company has made a successful transition to new leadership and programs and agreements have been put in place which will support and facilitate our refocused efforts to enhance shareholder value. As a consequence of the improved fiscal 1998 financial performance of Fluor and its two main operating units, Fluor Daniel and A.T. Massey, as well as the measures taken to facilitate management continuity, the "at risk" compensation shown in the Summary Compensation Table for the continuing Named Executive Officers increased from $1,759,625 to $4,591,351 over the prior year. All amounts paid or accrued during fiscal year 1998 under the above-described plans and programs are included in the tables which follow. No member of this Committee is a former or current officer or employee of the Company or any of its subsidiaries.

     Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements are met. While the Company's incentive compensation programs are designed to facilitate compliance with Section 162(m), and in most cases the Committee intends to maximize the corporate tax deduction, the Committee believes that the Company must attract and retain qualified executives to manage the Company and that in some instances, the Committee may need the flexibility to offer compensation which exceeds the Section 162(m) threshold for deductibility.

ORGANIZATION AND COMPENSATION COMMITTEE

           Bobby R. Inman       David P. Gardner       Dean R. O'Hare
                     Thomas L. Gossage       Peter J. Fluor

January 30, 1999

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Mr. Carroll. In July of 1998 the Organization and Compensation Committee successfully completed its search for a new Chairman and Chief Executive Officer. Effective as of July 1, 1998 the Company entered into an employment agreement with Mr. Carroll to assume that position for a term commencing July 15, 1998 and ending July 14, 2003. The agreement provides for a starting base salary of $900,000 per year, subject to adjustment in accordance with the Company's customary practice for senior management employees. Mr. Carroll also received a one-time signing bonus of $750,000 payable on July 1, 1998 in consideration for his accepting employment with the Company.

     Mr. Carroll is eligible for an annual bonus with a target level of not less than $825,000, pro-rated for partial years of employment. Consistent with the Company's annual bonus program, the bonus may range from zero up to two times the target level, based on performance measured against specific criteria established by the Organization and Compensation Committee. In addition, Mr. Carroll will receive a non-discretionary annual incentive bonus of $100,000, pro-rated for partial years of employment, which will be deferred under the Company's Executive Deferred Compensation Program.

     Mr. Carroll was made eligible for a cash long-term incentive award for the 1999-2001 three-year performance cycle at a target level of not less than $240,000. Under the Long-Term Incentive Program, this award may range from zero up to two times the target level, based on Company performance over the performance cycle.

     Upon commencement of his duties, Mr. Carroll was granted an option to purchase 200,000 shares of the Company's common stock which became exercisable 20% on the date of grant and becomes exercisable 20% on each of the next four anniversaries of the grant date. A portion of this grant, 10,925 shares, was granted as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code. The agreement also provides for an additional grant of stock options, restricted stock and restricted units to be determined by the Organization and Compensation Committee of the Board within 180 days of the effective date of the agreement. This grant was made on December 8, 1998, for 57,940 options, 11,300 shares of restricted stock and 6,500 restricted units. The additional options will vest 25% on each of the next four anniversaries of the date of grant, and the restricted stock and units vest 10% on each of the next ten anniversaries of the grant date.

     At the same time Mr. Carroll was also granted 148,634 shadow stock units which become exercisable if Mr. Carroll remains continuously employed through the full term of the agreement, or if Mr. Carroll's employment terminates due to death or disability, is terminated by the Company without "cause", is terminated by Mr. Carroll for "good reason", or is terminated following a "change of control" (as such terms are defined in the agreement). In the event Mr. Carroll's employment terminates prior to the expiration of the term for any reason other than the foregoing, the units will become exercisable as of the date of termination as to a pro-rata amount, pro-rated daily during the term.

     The Company has also provided Mr. Carroll with a loan in the principal amount of $5,000,000 to facilitate the purchase of a residence in the Southern California area in connection with his relocation from Houston. The loan, which is secured by a first trust deed on the residence, provides for an interest rate of 5.68%, payable annually, with a balloon payment of the entire amount due on January 15, 2004. The loan is subject to acceleration in the event of Mr. Carroll's termination of employment for any reason prior to the expiration of the term of the agreement.

     The agreement also confirms Mr. Carroll's participation in various incentive and employee benefit plans and programs as may be in effect from time to time with respect to executives employed by the Company, including, but not limited to, automobile use and expense reimbursement, reimbursement of relocation expenses, and participation in the Company's deferred compensation program, retirement plans, group health insurance plans and executive health care plan. Mr. Carroll is also entitled to reimbursement for certain legal, accounting and tax preparation services as well as reimbursement of certain country club expenses. In addition, the agreement provides Mr. Carroll a death benefit under the Company's Executive Supplemental Benefit Plan, which the Committee has set at $5,000,000. For purposes of this Plan, termination of

Mr. Carroll's employment by the Company without "cause" or by Mr. Carroll for "good reason", shall constitute an approved early retirement.

     The Company may terminate Mr. Carroll's employment at any time for "cause" if a majority of the non-employee members of the Board vote in favor of such termination or without "cause" on 30-days' notice by the Company. Mr. Carroll may terminate his employment at any time for "good reason". "Good reason" includes, among other things, a reduction in Mr. Carroll's base salary or other benefit levels, a significant diminution in Mr. Carroll's duties and responsibilities and the assignment to Mr. Carroll of duties and responsibilities inconsistent with his position as Chairman and Chief Executive Officer. Mr. Carroll may also terminate his employment at any time on 30-days' notice but such termination would not be considered for "good reason" unless the specific requirements for "good reason" were met.

     The agreement also provides for stipulated payments in connection with the termination of Mr. Carroll's employment. Upon termination for any reason, the Company will be obligated to pay Mr. Carroll as a minimum amount all accrued and unpaid base salary, any unpaid bonus, and certain other unpaid amounts, and will provide Mr. Carroll title to the automobile provided by the Company under the agreement (provided that Mr. Carroll was employed for at least two years prior to the termination of his employment).

     In the event of Mr. Carroll's termination of employment upon disability, the Company will be obligated to pay Mr. Carroll, in addition to the minimum amount, his base salary for a period of one year following such termination, a pro-rated portion of the target bonus for the year in which the termination occurs, a pro-rated portion of the long-term incentive award for each performance cycle in which such termination of employment occurs, and long-term disability payments equal to 60% of his base salary beginning one year after such termination and continuing for two years, or until his death or attainment of age 65, whichever occurs first. Mr. Carroll's reduced base salary payments and long-term disability payments will be reduced by any long-term disability payments he receives from any disability plan or programs contributed to by the Company.

     If Mr. Carroll's employment is terminated by the Company without "cause" or by Mr. Carroll for "good reason", the Company will be obligated to pay Mr. Carroll, in addition to the minimum amount, base salary for the lesser of three years or the remaining term of the agreement, annual bonuses equal to the target bonus for the year of his termination for the lesser of three years or the remaining term of the agreement (including a pro-rated bonus for any partial year), long-term incentive awards equal to the target award for each performance cycle for the lesser of three years or the remaining term of the agreement, also pro-rated, and a lump-sum cash payment amount equal to the excess, if any, of
(a) a pro-rata amount, pro-rated daily during the term, of Mr. Carroll's $5,000,000 residence loan, over (b) the value at the date of termination of the 148,634 shadow stock units awarded to Mr. Carroll at the commence of his employment. This conditional amount is only payable in the event of termination by the Company without "cause" or termination by the executive for "good reason". In addition, if a "change of control" occurs within two years after such a termination, Mr. Carroll will be entitled to receive a lump-sum payment of the foregoing amounts.

     Mr. Blankenship. To strengthen the retention of the services of Mr. Blankenship as Chairman and Chief Executive Officer of A.T. Massey Coal Company, Inc. ("Massey"), the Company entered into an employment agreement with Mr. Blankenship, effective October 1, 1998, for a term ending October 31, 2001. Mr. Blankenship will receive a base salary of $650,000 per year, with adjustments to $700,000 per year on January 1, 1999, $800,000 per year on January 1, 2000, and $900,000 per year on January 1, 2001.

     Mr. Blankenship is eligible for an annual bonus for fiscal years 1998, 1999, 2000 and 2001 with target amounts of not less than $540,000, $625,000, $650,000 and $700,000, respectively, which will be based on meeting predetermined performance goals and objectives established and mutually agreed to by the Chairman and Chief Executive Officer of the Company and Mr. Blankenship. The award payments will be made in accordance with standard practices of Massey.

     Mr. Blankenship will also be eligible for a Long-Term Incentive Award under the Company's Long-Term Incentive Program. Mr. Blankenship's award for each three-year performance cycle which commences during the term will have a target value of $450,000, consisting of a cash element which will have a target value of $67,350, 16,260 stock options, 3,170 shares of restricted stock and 1,820 restricted units.

     Mr. Blankenship was granted 60,000 shadow stock units on October 1, 1998, and will also be granted 60,000 on October 1 of 1999, 2000 and 2001, respectively. The units become vested if Mr. Blankenship remains continuously employed by Massey through the expiration of the term, or his employment terminates due to termination by the Company without "cause", or terminates following a "change of control" (as such terms are defined in the agreement). Upon vesting, the value of these units will be credited to Mr. Blankenship's account under the Company's Executive Deferred Compensation Program (the "Deferred Compensation Program"). In the event Mr. Blankenship's employment terminates prior to the expiration of the term due to death or disability, then any previously granted units will become vested and the units not yet granted would be forfeited. In the event Mr. Blankenship's employment terminates prior to the expiration of the term for any reason other than the foregoing, then all of the units terminate and are forfeited.

     Mr. Blankenship was also granted 300,000 stock appreciation rights ("SARs") which will vest if Mr. Blankenship remains continuously employed by Massey through the expiration of the term, or if his employment with Massey terminates either due to termination by the Company without "cause" or following a "change of control". In each of these cases, the value of the SARs upon vesting will be credited to Mr. Blankenship's account in the Deferred Compensation Program. In the event Mr. Blankenship's employment terminates prior to the expiration of the term due to death or disability, then a portion of the SARs (25% upon grant and an additional 25% on each of the next three anniversaries of the grant) will vest and be credited to Mr. Blankenship's account in the Deferred Compensation Program and the unvested SARs would be forfeited. In the event Mr. Blankenship's employment terminates prior to the expiration of the term for any reason other than the foregoing, then all of the SARs terminate and are forfeited.

     The Company will also provide Mr. Blankenship with an after-tax reimbursement of up to $360,000 of certain home construction costs which become earned and payable upon the occurrence of the same events which would cause the vesting of the SARs. In the event that Mr. Blankenship's employment with Massey terminates prior to the expiration of the term due to death or disability, then payment of a portion (25% upon award and an additional 25% on each of the next three anniversaries of the award) of the amount will be made.

     The agreement also provides for certain payments in connection with the termination of Mr. Blankenship's employment. Upon termination, the Company will be obligated to pay Mr. Blankenship as a minimum amount all accrued and unpaid base salary, any unpaid bonus, any benefits to which he is entitled under the Deferred Compensation Program and Long-Term Incentive Award Program. Under the Long-Term Incentive Award Program, if Mr. Blankenship's employment with Massey is terminated due to death or disability, or within two years following a "change of control" (as defined in the program), the stock options, restricted stock and restricted units will become fully vested, and a pro-rata portion of the cash component will become payable. In the event Mr. Blankenship's employment terminates for any reason other than the foregoing, then such stock-based awards will be forfeited to the extent they are unvested and the cash component will be forfeited entirely.

     If Mr. Blankenship's employment is terminated by Massey without cause, Massey and/or the Company will be obligated to pay Mr. Blankenship, in addition to the minimum amount, base salary for the remaining term of the agreement, annual bonuses for the remaining term (including a pro-rata bonus for any partial year) and the house construction cost reimbursement amount.

     Mr. Blankenship is also a party to the Special Successor Development and Retention Program adopted by the Company in September 1998. Pursuant to this Program, Mr. Blankenship can earn up to $1,000,000 (plus investment return on amounts conditionally credited to Mr. Blankenship on a pro-rata basis during the term of the program), if he remains continuously employed by Massey until July 1, 2001 and if Massey achieves certain financial objectives and Mr. Blankenship develops an acceptable successor and senior executive management team (50% of the award is related to the financial objective and 25% each to the acceptable successor and acceptable senior executive management team). Pursuant to the Program, Mr. Blankenship was also granted 11,829 shares of restricted stock and 6,861 restricted units on December 8, 1998, and will be granted 9,538 shares of restricted stock and 5,365 restricted units in March 1999. The restricted shares and the restricted units will vest 33% on each of the next three anniversaries of the grant date.

     The cash amount under the Program will be credited into Mr. Blankenship's account in the Deferred Compensation Program if Mr. Blankenship remains continuously employed until July 1, 2001, or Mr. Blankenship's employment terminates due to death or disability, or following a change of control. In the event Mr. Blankenship's employment terminates prior to such vesting dates for any reason other than the foregoing, then all of the cash amount and the unvested restricted stock and units will be forfeited.

     Also, the Company is obligated upon Mr. Blankenship's retirement to provide Mr. Blankenship title to a company-owned residence and associated property in Sprigg, West Virginia, and to pay an amount to reimburse him for any income taxes owed by him as a result of such title transfer. The residence is currently valued at approximately $250,000. Upon the recommendation of the Chief Executive Officer of the Company, the Organization and Compensation Committee may authorize such transfer before retirement so long as it is after July 1, 2001. Also under the Program, the Organization and Compensation Committee agreed to approve Mr. Blankenship's early retirement at age 55 for the purposes of the Company's Executive Supplemental Benefit Plan.

     Mr. Stein. In order to strengthen the retention of the services of Mr. Stein as President and Chief Operating Officer of Fluor Daniel, Inc., the Company has provided Mr. Stein with a retention arrangement whereby Mr. Stein can earn $1,743,159 (plus investment return on amounts conditionally credited to him on a pro-rata basis during the term of the arrangement), if he remains continuously employed by Fluor Daniel until October 31, 2001. The amount under the arrangement will be credited into Mr. Stein's account in the Deferred Compensation Program if he remains continuously employed until October 31, 2001, or his employment terminates prior to that date due to death or disability or a company-initiated reduction in force, or following a change of control. In the event Mr. Stein's employment terminates prior to such vesting date for any reason other than the foregoing, then all of the amount will be forfeited.

     Under the arrangement, the Company has also provided Mr. Stein with a loan in the amount of $1,006,841. The loan, which is secured by a deed of trust on his residence, provides for an interest rate of 4.52%, compounded annually with a balloon payment of the entire amount due on termination of employment. The loan is subject to acceleration in the event of Mr. Stein's termination of employment for any reason prior to October 31, 2001. The Company will forgive the loan upon Mr. Stein's termination of employment on or after October 31, 2001, or if his employment terminates prior to that date due to death or disability or a company-initiated reduction in force, or following a change of control.

     In December 1997, the Company made an interest-free loan in the amount of $1,000,000 to Mr. Stein used to purchase his new residence in connection with Mr. Stein's relocation to Fluor Daniel's Irvine, California headquarters. The loan requires payment of principal in yearly installments equal to 50% of Mr. Stein's after-tax proceeds from his annual Incentive Compensation Award commencing February 1, 2000, with the remaining balance due February 1, 2006. The loan is secured by a deed of trust on Mr. Stein's residence.

     Mr. Rollans. In order to strengthen the retention of the services of Mr. Rollans as Chief Financial Officer of the Company, the Company has provided Mr. Rollans with a retention arrangement whereby Mr. Rollans can earn $1,122,424 (plus investment return on amounts conditionally credited to him on a pro-rata basis during the term of the arrangement), if he remains continuously employed by the Company until October 31, 2001. The amount under the arrangement will be credited into Mr. Rollans' account in the Deferred Compensation Program if he remains continuously employed until October 31, 2001, or his employment terminates prior to that date due to death or disability or a company-initiated reduction in force, or following a change of control. In the event Mr. Rollans' employment terminates prior to such vesting date for any reason other than the foregoing, then all of the amount will be forfeited.

     Under the arrangement, the Company has also provided Mr. Rollans with a loan in the amount of $1,627,576. The loan, which is secured by a deed of trust on his residence, provides for an interest rate of 4.52%, compounded annually with a balloon payment of the entire amount due on termination of employment. The loan is subject to acceleration in the event of Mr. Rollans' termination of employment for any reason prior to October 31, 2001. The Company will forgive the loan upon Mr. Rollans' termination of employment on or after October 31, 2001, or if his employment terminates prior to that date due to death or disability or a company-initiated reduction in force, or following a change of control.

     Mr. McCraw. In December 1997, the Company's former Chief Executive Officer and Chairman, Mr. McCraw, indicated his intention to take early retirement in order to focus on certain personal health issues that had arisen. Upon his retirement he and the Company entered into an agreement which consisted of a final settlement and disposition of any claims he might have against the Company based on his employment. In exchange, the Company agreed to provide Mr. McCraw with certain benefits which consisted of a continuation of Mr. McCraw's salary for a period of two years following his January 1998 retirement and approval of his early retirement for purposes of the Company's Executive Supplemental Benefit Plan and restricted stock and units.

     The Organization and Compensation Committee also approved a transfer to Mr. McCraw of his company-owned vehicle and continuation of Mr. McCraw's participation in the group health insurance plan (partially at his expense) and the Executive Health Care Program for two years following his retirement. Mr. McCraw will be provided tax services and financial planning services in an amount up to a total of $10,000 following retirement, transfer of a company-owned membership in a country club, a physical examination for Mr. McCraw and his spouse and office space, secretarial support and other office services.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ended October 31, 1996, 1997 and 1998, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the Named Executive Officers in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                                 -----------------------
                                                    ANNUAL COMPENSATION                  AWARDS
                                              --------------------------------   -----------------------
                                                                     OTHER       RESTRICTED   SECURITIES   PAYOUTS
                                                                     ANNUAL        STOCK      UNDERLYING    LTIP      ALL OTHER
                                     FISCAL   SALARY     BONUS    COMPENSATION     AWARDS      OPTIONS/    PAYOUTS   COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR    ($)(A)    ($)(A)       ($)(B)        ($)(C)      SARS(#)       ($)        ($)(D)
    ---------------------------      ------   -------   -------   ------------   ----------   ----------   -------   ------------
P. J. Carroll, Jr..................   1998    252,692   360,000           0      6,800,006     200,000           0      816,325
  Chairman and                        1997        N/A       N/A         N/A            N/A         N/A         N/A          N/A
  Chief Executive Officer             1996        N/A       N/A         N/A            N/A         N/A         N/A          N/A
L. G. McCraw.......................   1998    165,295         0     938,563        828,914     137,940           0    2,604,017
  Former Chairman and                 1997    875,040         0     227,024        974,063           0     138,336      739,759
  Chief Executive Officer             1996    830,040   975,000     219,133        877,719     115,880     464,160      321,009
D. L. Blankenship..................   1998    535,732   540,000      50,189      2,435,625     363,760     176,400      116,191
  Chairman and                        1997    425,040   425,000      60,365        177,520           0     176,400       91,984
  Chief Executive Officer,            1996    375,000   380,000      57,009        204,069      16,260     137,240       76,295
  A. T. Massey Coal Company, Inc.
J. C. Stein........................   1998    480,425   400,000      31,037              0     104,760      88,120      557,215
  President and                       1997    378,565         0      33,880        177,520           0      50,867      663,843
  Chief Operating Officer,            1996    325,020   235,000      32,638        110,081       8,700     154,334      264,237
  Fluor Daniel, Inc.
J. O. Rollans......................   1998    436,985   300,000      48,903              0      87,760      81,027      176,506
  Senior Vice President/              1997    375,000         0      59,248        177,520           0      38,878       96,063
  Chief Financial Officer             1996    360,000   295,000      56,393        204,069      16,260     130,259      197,594
L. N. Fisher.......................   1998    297,005   170,000      14,631              0      44,600     101,200      112,966
  Senior Vice President--Law          1997    245,040         0      16,296         77,280           0      67,500      152,185
  and Secretary                       1996    210,348   150,000      13,583         88,838       7,100      88,964       33,612

---------------
(A) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(B) Amounts shown as Other Annual Compensation represent restricted unit payments for the benefit of each Named Executive Officer to compensate for federal and state withholding taxes arising from the lapse of restrictions on restricted stock held by such Named Executive Officer.

(C) The amount reported in the table includes restricted stock and, for 1998, shadow stock, and represents the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. In fiscal years 1996, 1997 and 1998, the Company awarded 24,430, 25,890 and 0 shares of restricted stock to all Named Executive Officers as a group. In fiscal years 1996, 1997 and 1998, the Company awarded 0, 0 and 232,254 shares of shadow stock to all Named Executive Officers as a group. With respect to shares of restricted stock granted in fiscal year 1996, 20,730 shares of restricted stock awarded vest at 10% per year and 3,700 shares of restricted stock awarded under the Directors' Achievement Award Program would have vested only if the Company achieved a certain level of annual net earnings in the period ended October 31, 1998. With respect to shares granted in fiscal year 1997, 22,190 shares of restricted stock awarded vest at 10% per year and 3,700 shares of restricted stock awarded under the Directors' Achievement Award Program would have vested only if the Company achieved a certain level of annual net earnings in the period ended October 31, 1998. The earnings levels under such program were not met and the restricted stock was forfeited. With respect to shares of shadow stock granted in fiscal 1998, (i) a pro-rata portion of the 148,634 shares granted to Mr. Carroll vest daily during the term of his employment agreement, or sooner in certain events related to termination of his employment, (ii) of the 23,620 shares granted to Mr. McCraw, 17,800 shares vested and were exercised and 5,820 shares expired by their terms or in connection with Mr. McCraw's retirement, and all 60,000 shares granted to Mr. Blankenship will vest upon completion of the term of his employment agreement or sooner in certain events related to termination of his employment. As of the end of the 1998 fiscal year, the aggregate restricted and shadow stock holdings for each of the above Named Executive Officers consisted of the following: (i) Mr.
    Carroll: 148,634 shares with a value of $5,792,083 ; (ii) Mr. McCraw: 0 shares with a value of $0 ; (iii) Mr. Blankenship: 73,911 shares with a value of $2,880,220; (iv) Mr. Stein: 10,480 shares with a value of $408,393;
    (v) Mr. Rollans: 16,997 shares with a value of $662,352 and (vi) Mr. Fisher:
    5,186 shares with a value of $202,092. As of the end of fiscal year 1998, aggregate restricted and shadow stock holdings for the Company consisted of 666,282 shares with a value of $25,964,183 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. Quarterly dividends of $.20 are currently paid to all stockholders of record.

(D) The total amounts shown in this column for the fiscal year 1998 consist of the following: (i) Mr. Carroll: $37,125 -- Benefit attributable to Company-owned life insurance policy; $750,000 -- Hiring bonus; $29,200
     -- Prorated non-discretionary bonus; (ii) Mr. McCraw: $168,078 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $5,359 -- Benefit to Company-owned life insurance policy; $1,900,080 -- Severance payment; $453,647 -- vacation pay cashout; $60,816 -- Auto allowance; $4,358 -- Long term storage expenses; $11,680 -- Miscellaneous expenses; (iii) Mr. Blankenship: $30,200 -- Benefit attributable to Company-owned life insurance policy; $78,031 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $4,423 -- Childcare expenses;
    $3,537 -- Miscellaneous expenses; (iv) Mr. Stein: $104,598 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $65,113 -- Benefit attributable to Company-owned life insurance policy; $341,101 -- Equity loss deferral; $3,089 -- Imputed auto allowance; $41,595 -- Relocation expenses;
    $1,720 -- Miscellaneous expenses; (v) Mr. Rollans: $101,132 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans; $72,599 -- Benefit attributable to Company-owned life insurance policy; $2,775 -- Miscellaneous expenses; and
    (vi) Mr. Fisher: $39,840 -- Company contributions and other allocations to defined contribution plans and related excess benefit plans;
    $44,465 -- Benefit attributable to Company-owned life insurance policy; $28,661 -- vacation pay cashout.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options and stock appreciation rights ("SARs") made during fiscal 1998 under the Company's long-term incentive program to the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS(A)
                                    ----------------------------------------------------
                                      NUMBER
                                        OF         % OF TOTAL                                 GRANT
                                    SECURITIES      OPTIONS       EXERCISE                    DATE
                                    UNDERLYING     GRANTED TO     PRICE(S)                   PRESENT
                                     OPTIONS      EMPLOYEES IN     ($/SH)     EXPIRATION      VALUE
               NAME                  GRANTED      FISCAL YEAR       (A)          DATE        ($)(B)
               ----                 ----------    ------------    --------    ----------    ---------
P. J. Carroll, Jr.................   200,000(C)       5.9         45.75000     07/15/08     3,240,000
L. G. McCraw......................    57,940(D)       1.7         35.09375     12/09/02       644,872
                                      80,000(E)       2.4         35.09375     12/09/02       891,200
D. L. Blankenship.................    16,260(D)       0.5         35.09375     12/09/02       180,974
                                      47,500(E)       1.4         35.09375     12/09/02       529,150
                                     300,000(F)       8.8         40.59375     10/31/01     2,985,000
J. C. Stein.......................    16,260(D)       0.5         35.09375     12/09/02       180,974
                                      88,500(E)       2.6         35.09375     12/09/02       985,890
J. O. Rollans.....................    16,260(D)       0.5         35.09375     12/09/02       180,974
                                      71,500(E)       2.1         35.09375     12/09/02       796,510
L. N. Fisher......................     7,100(D)       0.2         35.09375     12/09/02        79,023
                                      37,500(E)       1.1         35.09375     12/09/02       417,750

---------------
(A) Options were granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions. The vesting of these options may accelerate upon termination of employment following a change of control of the Company. See the discussion under the heading "Change of Control Provisions in Certain Plans" at page 21.

(B) The Grant Date Present Value is computed using the Black-Scholes option pricing model based on the following general assumptions: (a) an Expected Option Term of five years for options which expire five years from the date of grant and six years for options which expire 10 years from the date of grant which reflects a reduction of the actual 10-year life of the option based on historical data regarding the average length of time an executive holds an option before exercising; (b) a Risk-Free Interest Rate that represents the interest rate on a U.S. Treasury Strip with a maturity date corresponding to that of the Expected Option Term; (c) Stock Price Volatility is calculated using daily stock prices over a three-year period preceding the grant date; and (d) Dividend Yield is calculated using yields over a three-year period preceding the grant date. Notwithstanding the fact that these options are non-transferable, no discount for lack of marketability was taken. The option value was discounted by approximately 3% for risk of forfeiture during the vesting period. The actual value, if any, an executive may realize will depend upon the excess of the stock price on the date the option is exercised, so there is no assurance that the value realized by the executive will be at or near the amount shown.

(C) Options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment, and vest in five equal annual installments commencing on the date of grant and thereafter on each successive anniversary of the date of grant. The specific option pricing model assumptions for this grant were as follows: $45.75 Exercise Price; 5.56% Risk Free Interest Rate; 31.9% Stock Price Volatility; and 1.25% Dividend Yield.

(D) Options were granted for a term of five years, subject to earlier termination in certain events related to termination of employment, and vest in four equal annual installments commencing 12 months after the date of grant. Accelerated vesting of 50% of the award occurs if the stock price remains $45 for

    10 consecutive days and an additional 50% vests if the stock price remains $55 for 10 consecutive days. The specific option pricing model assumptions for this grant were as follows: $35.09375 Exercise Price; 5.90% Risk Free Interest Rate; 29.6% Stock Price Volatility; and 1.18% Dividend Yield.

(E) Options were granted for a term of five years, subject to earlier termination in certain events related to termination of employment, and vest 50% if the stock price remains $45 for 10 consecutive days and an additional 50% vests if the stock price remains $55 for 10 consecutive days, otherwise the options fully vest three years from the date of grant. The specific option pricing model assumptions for this grant were as follows: $35.09375 Exercise Price; 5.90% Risk Free Interest Rate; 29.6% Stock Price Volatility; and 1.18% Dividend Yield.

(F) SARs were granted for a term of three years and fully vest three years from date of grant, subject to earlier termination in certain events related to termination of employment. The specific option pricing model assumptions for this grant were as follows: $40.59375 Exercise Price; 4.10% Risk Free Interest Rate; 33.7% Stock Price Volatility; and 1.25% Dividend Yield.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options and SARs held as of the end of fiscal 1998:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUE

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS/SARS                  OPTIONS/SARS
                                 SHARES        VALUE        AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)(B)
                               ACQUIRED ON    REALIZED   ---------------------------   ---------------------------
            NAME              EXERCISE(#(A)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -------------   --------   -----------   -------------   -----------   -------------
P. J. Carroll, Jr...........          0             0       40,000        160,000              0              0
L. G. McCraw................     75,260       559,746      401,980              0        618,244              0
D. L. Blankenship...........          0             0       71,707        342,203        123,535        123,535
J. C. Stein.................      5,250       154,219      104,951         61,151        261,512        202,973
J. O. Rollans...............          0             0      116,575         60,140        190,253        170,035
L. N. Fisher................          0             0       37,934         27,066         86,413         86,413

---------------
(A) Includes, with respect to the exercise of free-standing (cash-only) SARs, the number of shares with respect to which the SARs were exercised.

(B) Market value of underlying securities at fiscal year-end, minus the exercise price.

LONG-TERM AWARDS

     The following table provides information with respect to the Named Executive Officers concerning cash incentive awards made during fiscal 1998 under the Company's Long-Term Incentive Award Program. Each award under the Company's Long-Term Incentive Award Program represents the right to receive an amount in cash if earnings targets for a specified period, as established by the Organization and Compensation Committee, are achieved. If earnings fall below the threshold amount, no award is payable. If earnings fall between the threshold amount and the target amount or between the target amount and the maximum amount then the amount of the award is prorated accordingly. Payments made under the Long-Term Incentive Program are reported in the Summary Compensation Table in the year of payout, if any. There were no cash incentive awards to the Named Executive Officers under the Directors' Achievement Award Program during fiscal 1998.

             LONG-TERM INCENTIVE PROGRAM-AWARDS IN LAST FISCAL YEAR

                                                      ESTIMATED FUTURE PAYOUTS
                                                     UNDER NON-STOCK PRICE BASED
                                PERFORMANCE OR               PLANS($)(A)
                                 OTHER PERIOD      -------------------------------
                               UNTIL MATURATION                 MIDDLE
            NAME                  OR PAYOUT        THRESHOLD    TARGET     MAXIMUM
            ----               ----------------    ---------    -------    -------
P. J. Carroll, Jr............      N/A                   0            0    0
L. G. McCraw.................    1 year                  0      240,000    480,000
D. L. Blankenship............    3 years            16,900       67,400    134,700
J. C. Stein..................    1 year                  0       67,400    134,800
J. O. Rollans................    1 year                  0       67,400    134,800
L. N. Fisher.................    1 year                  0       71,400    142,800

---------------
(A) Mr. Blankenship's award is payable if certain thresholds are met based on consolidated earnings before interest, taxes, depreciation and amortization of A.T. Massey rather than Fluor Daniel earnings.

PENSION PLANS

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the A.T. Massey Coal Company, Inc. defined benefit pension plans (the "A.T. Massey Pension Plans"), as well as a non-qualified supplemental pension that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with A.T. Massey and its subsidiaries. Mr. Blankenship is the only Named Executive Officer participating in the A.T. Massey Pension Plans.

     A participant's remuneration covered by the A.T. Massey Pension Plans is his average salary and bonus (as reported in the Summary Compensation Table) for the highest 60 consecutive months in the 120-month period immediately preceding the determination date. As of the end of the last calendar year, Mr. Blankenship's covered compensation under the A.T. Massey Pension Plans was $160,000 his covered compensation under the non-qualified supplemental pension was $634,690 for a combined covered compensation amount of $794,690. He had been credited with seventeen years of service as of the end of the last calendar year. Benefits shown are computed as a ten year certain and life annuity beginning at age 65 with no deduction for Social Security or other offset amounts.

                               PENSION PLAN TABLE

                                      YEARS OF SERVICE
REMUNERATION     10         15         20         25         30     35 OR MORE
------------  --------   --------   --------   --------   --------  ----------
$250,000      $ 37,500   $ 56,250   $ 75,000   $ 93,750   $112,500   $131,250
$300,000      $ 45,000   $ 67,500   $ 90,000   $112,500   $135,000   $157,500
$400,000      $ 60,000   $ 90,000   $120,000   $150,000   $180,000   $210,000
$450,000      $ 67,500   $101,250   $135,000   $168,750   $202,500   $236,250
$500,000      $ 75,000   $112,500   $150,000   $187,500   $225,000   $262,500
$525,000      $ 78,750   $118,125   $157,500   $196,875   $236,250   $275,625
$550,000      $ 82,500   $123,750   $165,000   $206,250   $247,500   $288,750
$575,000      $ 86,250   $129,375   $172,500   $215,625   $258,750   $301,875
$600,000      $ 90,000   $135,000   $180,000   $225,000   $270,000   $315,000
$625,000      $ 93,750   $140,625   $187,500   $234,375   $281,250   $328,125
$650,000      $ 97,500   $146,250   $195,000   $243,750   $292,500   $341,250
$675,000      $101,250   $151,875   $202,500   $253,125   $303,750   $354,375
$700,000      $105,000   $157,500   $210,000   $262,500   $315,000   $367,500
$725,000      $108,750   $163,125   $217,500   $271,875   $326,250   $380,625
$750,000      $112,500   $168,750   $225,000   $281,250   $337,500   $393,750
$775,000      $116,250   $174,375   $232,500   $290,625   $348,750   $406,875
$800,000      $120,000   $180,000   $240,000   $300,000   $360,000   $420,000

PERFORMANCE GRAPH

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                            AMONG FLUOR CORPORATION,
                    S&P 500 AND DJ HEAVY CONSTRUCTION GROUP

                              [PERFORMANCE GRAPH]
---------------
(1) The above graph compares the performance of Fluor Corporation with that of the S&P 500 Composite Index and the Dow Jones Heavy Construction Industry Group Index, which is a published industry index.

(2) The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on October 31, 1993 in each of Fluor Corporation, the S&P 500 Composite Group and the Dow Jones Heavy Construction Industry Group, with investment weighted on the basis of market capitalization.

CHANGE OF CONTROL PROVISIONS IN CERTAIN PLANS

     Under the Company's "Stock Plans," which provide for stock options, restricted stock and SARs, restrictions on exercisability and transferability which are premised on continued service with the Company or its subsidiaries lapse if the holder's employment is terminated for any reason within two years following a change of control of the Company. A change of control of the Company shall be deemed to have occurred if (1) a third person, including a "group," as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having twenty-five percent or more of the total number of votes that may be cast for the election of directors of the Company or (2) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

                                DIRECTORS' FEES

     Nine of the thirteen present directors are not salaried employees of the Company or its subsidiaries. For their services, those directors are paid a retainer at the annual rate of $30,000 or, in the case of Chairmen of

Board Committees, $34,000, plus a fee of $2,000 per day for each day upon which one or more Board or Board Committee meetings are attended. Each such director also receives a $2,000 annual California tax allowance. Salaried employees receive no additional compensation for their services as directors. Directors are permitted to defer receipt of directors' fees until their retirement or other termination of status as a director. Deferred amounts (at the election of the director) either accrue interest at rates fixed from time to time by the Executive Committee or are valued as if having been invested in common stock of the Company. In calendar 1998, Carroll A. Campbell, Jr., Peter J. Fluor, David
P. Gardner, and Vilma S. Martinez chose to defer all of their directors' fees and each elected the common stock valuation method. Dean R. O'Hare and Martha R. Seger chose to defer 50% of their retainer fees and elected the common stock valuation method.

     Under the Stock Plan for Non-Employee Directors (the "1995 Director Stock Plan"), Directors who are not, and have never been, employees of the Company or its subsidiaries are eligible to receive, when they become Directors, 1,000 shares of restricted common stock and restricted units in an amount determined by the Organization and Compensation Committee which are payable in cash to assist in satisfying related income tax liabilities. Awards are made on a date determined by the Committee following appointment. Restrictions lapse on 20% of the shares on March 14 next following the date of the initial award. Restrictions lapse on the balance of the shares in four equal increments on each succeeding March 14. The value of 1,000 shares of stock on March 14, 1998, was $51,094. This does not take into account the diminution in value attributable to the restrictions on such stock under the 1995 Director Stock Plan.

     In addition to benefits available under the 1995 Director Stock Plan, directors who are not, and have never been, employees of the Company or its subsidiaries are eligible to receive grants of restricted common stock under the 1997 Fluor Restricted Stock Plan for Non-Employee Directors (the "1997 Director Stock Plan"). The 1997 Director Stock Plan provides for annual grants of 500 shares of restricted stock to each eligible director, which grants are made as of the first Board meeting in any calendar year during which such director serves as a member of the Board. Restrictions on all stock granted under this plan lapse once such stock has been held for at least six months, the applicable director has served on the Board for at least six years and the director either attains the age for mandatory retirement (72 years) or becomes permanently and totally disabled. As of March 10, 1998, the value of 500 shares of stock was $24,422. This does not take into account the diminution in value attributable to the restrictions on such stock under the 1997 Director Stock Plan.

     On June 9, 1998, the Board of Directors awarded Mr. Fluor a special bonus of $643,750 in recognition of his outstanding service while on special assignment at the request of the Board to serve as Non-Executive Chairman of the Company from January 1998 to July 1998, following the retirement of Mr. McCraw. This amount was credited to Mr. Fluor's account in the Deferred Directors' Fees Program and was the economic equivalent of 12,500 shares of the Company's Common Stock on such date.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

                                   PROPOSAL 2

     The Board of Directors has appointed the firm of Ernst & Young LLP, which firm was engaged as independent auditors for the fiscal year ended October 31, 1998, to audit the financial statements of the Company for the fiscal year ending October 31, 1999. A proposal to ratify this appointment is being presented to the shareholders at the Annual Meeting because the Board of Directors believes that it is a good corporate practice to seek shareholder ratification of the selection of independent auditors. If the appointment of Ernst & Young LLP is not ratified, the Board of Directors will evaluate the basis for the shareholders' vote when evaluating whether to renew the firm's engagement. A representative of Ernst & Young LLP is expected to be present at the meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

BOARD RECOMMENDATION

     The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending October 31, 1999.

    APPROVAL OF FLUOR CORPORATION 1999 EXECUTIVE PERFORMANCE INCENTIVE PLAN

                                   PROPOSAL 3

     At the Annual Meeting, shareholders will be asked to approve the Fluor Corporation 1999 Executive Performance Incentive Plan (the "Incentive Plan"). In December 1998, the Board of Directors adopted the Incentive Plan, subject to approval by the Company's shareholders.

     The Incentive Plan is intended to supplement the 1996 Fluor Executive Stock Plan (the "1996 Plan"), which was adopted with shareholder approval in March 1996, but which had only approximately 756,000 shares available for grant of stock options or restricted stock as of December 31, 1998. The following summary of the main features of the Incentive Plan is qualified in its entirety by reference to the complete text of the Incentive Plan, which appears as Exhibit A to this Proxy Statement.

SUMMARY OF THE PLAN

     General. The Incentive Plan is designed to enable the Company to attract, retain and motivate its management and other key employees, and to further align the interests of such employees with those of the shareholders of the Company, by providing for or increasing the proprietary interest of such employees in the Company.

     The Incentive Plan authorizes the grant and issuance of awards that may take the form of Stock Options, Restricted Stock, Incentive Awards and Stock Units (any such arrangement, an "Award"). The Incentive Plan has various provisions so that Awards under it may, but need not, qualify for an exemption from the "short swing liability" provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 and/or qualify as "performance-based compensation" that is exempt from the $1 million limitation on the deductibility of compensation under Section 162(m) of the Internal Revenue Code (the "Code"). Shareholder approval of the Incentive Plan is required in order for the exemption from
Section 162(m) to be satisfied.

     Eligibility. Any person who is an employee and officer, key employee or member of the Executive Management Team ("EMT"), prospective employee who is to be an officer, key employee or member of the EMT, consultant or advisor of the Company or any of its affiliates is eligible to be selected as a recipient of an Award (a "Participant") under the Incentive Plan. Currently, there are approximately 800 members of the EMT covered under the Incentive Plan.

     Administration. The Incentive Plan will be administered by the Organization and Compensation Committee and/or one or more committees (any such committee, a "Committee") of the Board of Directors of the Company (the "Board"). With respect to any Award that is not intended to satisfy the conditions of Exchange Act Rule 16b-3 or Code Section 162(m)(4)(C), the Committee may delegate all or any of its responsibilities to one or more directors or officers of the Company, including individuals who participate in the Incentive Plan.

     Subject to the express provisions of the Incentive Plan, the Committee has broad authority to administer and interpret the Incentive Plan, including, without limitation, authority to determine who is eligible to participate in the Incentive Plan, to which of such persons, and when, Awards are granted under the Incentive Plan, to make Awards, to determine the terms of such Awards, to determine the number of shares of Common Stock subject to Awards and the exercise or purchase price of such shares under an Award, to establish and verify the extent of satisfaction of any performance goals applicable to Awards, to prescribe and amend the terms of the agreements or other documents evidencing Awards made under the Incentive Plan, and to make all other determinations deemed necessary or advisable for the administration of the Incentive Plan.

     Stock Subject To The Incentive Plan. The aggregate number of shares of the Company's Common Stock ("Shares") that can be issued under the Incentive Plan may not exceed 3,700,000. Of the 3,700,000 shares authorized under the Incentive Plan, the aggregate number of shares that can be issued pursuant to all Incentive Awards, Restricted Stock Awards and Stock Units (other than Stock Units issued upon exercise of options) under the Incentive Plan may not exceed 1,000,000. The number of Shares subject to the Incentive Plan and to outstanding Awards under the Incentive Plan will be appropriately adjusted by the Board of Directors if the Company's Common Stock is affected through a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than quarterly cash dividends) or other distribution, stock split, spin-off or sale of substantially all of the Company's assets. For purposes of calculating the aggregate number of Shares issued under the Incentive Plan, only the number of Shares actually issued upon exercise or settlement of an Award and not returned to the Company upon cancellation, expiration or forfeiture of an Award or in payment or satisfaction of the purchase price, exercise price or tax withholding obligation of an Award will be counted.

     Awards. The Incentive Plan authorizes the grant and issuance of the following types of Awards: Stock Options, Restricted Stock, Incentive Awards, and Stock Units:

     Stock Option Awards: Subject to the express provisions of the Incentive Plan and as discussed in this paragraph, the Committee has discretion to grant options, to determine the vesting schedule of options, the events causing an option to expire, the number of shares subject to any option, the restrictions on transferability of an option, and such further terms and conditions, in each case not inconsistent with the Incentive Plan, as may be determined from time to time by the Committee. Options granted under the Incentive Plan may be either Incentive Stock Options qualifying under Code Section 422 ("ISOs") or options which are not intended to qualify as Incentive Stock Options ("NQSOs"). The exercise price for options may not be less than 100% of the fair market value of the Company's Stock on the date the option is granted, except that the exercise price of such options may be above or below the fair market value of the Company's Stock on the date the option is granted if the options are granted in assumption and substitution of options held by employees of a company acquired by the Company or to the extent that an optionee foregoes current cash compensation in exchange for an option grant. The exercise price of an option may be paid through various means specified by the Committee, including in cash or check, by delivering to the Company shares of the Company's stock, by a reduction in the number of shares issuable pursuant to such option, or by a promissory note or other commitment to pay (including such a commitment by a stock broker). The Committee may, but need not, provide that the holder of an Award has a right (such as a stock appreciation right) to receive a number of Shares or cash, or a combination thereof, the amount of which is determined by reference to the value of the Award. Unless approved by shareholders, outstanding options may not be amended to reduce the exercise price.

     Restricted Stock Awards: Restricted Stock is an Award of Shares, the grant, issuance, retention and/or vesting of which is subject to such performance and other conditions as are specified by the Committee. Subject to the express provisions of the Incentive Plan and as discussed in this paragraph, the Committee has discretion to determine the terms of any Restricted Stock Award, including the number of Shares subject to a Restricted Stock Award or a formula for determining such, the performance criteria and level of achievement versus these criteria which determine the number of Shares granted, issued, retainable and/or vested, the period as to which performance will be measured for determining achievement of performance, forfeiture provisions, the effect of termination of employment for various reasons, and such further terms and conditions, in each case not inconsistent with the Incentive Plan, as may be determined from time to time by the Committee. The performance criteria upon which Restricted Stock is granted, issued, retained and/or vested may be based on financial performance, personal performance evaluations, and/or completion of service by the Participant; provided, however, that no Restricted Stock Award will first vest within one year from its date of grant, other than upon death, disability, a change of control or upon satisfaction of such performance requirements deemed appropriate by the Committee. Notwithstanding the foregoing, for any Restricted Stock that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Code Section 162(m) the performance criteria will be a measure based on one or more Qualifying Performance Criteria, as described below. Notwithstanding satisfaction of any completion of service or performance goals, the number of Shares granted, issued, retainable and/or vested under a Restricted Stock Award may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion will determine.

     Incentive Awards: The Incentive Plan authorizes the grant of Incentive Awards pursuant to which a Participant may become entitled to receive an amount -- which may be paid in cash, stock or stock units -- based on satisfaction of such performance criteria as are specified by the Committee. Subject to the express provisions of the Incentive Plan and as discussed in this paragraph, the Committee has discretion to determine the terms of any Incentive Award, including the target, minimum and maximum amount payable to a Participant as an Incentive Award, the performance criteria (which may be based on financial performance and/or personal performance evaluations) and level of achievement versus these criteria which determines the amount payable under an Incentive Award, the fiscal year(s) as to which performance will be measured for determining the amount of any payment, the timing of any payment earned by virtue of performance, restrictions on the alienation or transfer of an Incentive Award prior to actual payment, forfeiture provisions, and such further terms and conditions, in each case not inconsistent with the Incentive Plan, as the Committee may determine from time to time. All or any portion of an Incentive Award may be designed to qualify as "performance-based compensation" that is exempt from the $1 million limit on deductible compensation under
Section 162(m) of the Code. The performance criteria for any portion of an Incentive Award that is intended to satisfy the requirements for "performance-based compensation" will be a measure based on one or more "Qualifying Performance Criteria", as described below. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Award may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion will determine.

     Stock Unit Awards: A "Stock Unit" is a bookkeeping entry representing an amount equivalent to the fair market value of one share of Common Stock, also referred to as "restricted units" or "shadow stock". Stock Units may be settled in Common Stock or cash. The grant, issuance, retention and/or vesting of Stock Units will be subject to such performance conditions and to such further terms and conditions as the Committee deems appropriate. Each Stock Unit Award will reflect the number of Stock Units subject to such Award or a formula for determining such, the performance criteria and level of achievement versus these criteria which will determine the number of Stock Units granted, issued, retainable and/or vested, the period as to which performance will be measured for determining achievement of performance, forfeiture provisions, and such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Committee. Stock Units may also be issued upon exercise of Stock Options, may be granted in payment and satisfaction of Incentive Awards and may be issued in lieu of any other compensation that the Committee elects to be paid in the form of Stock Units.

     The grant, issuance, retention and or vesting of each Stock Unit will be subject to such performance criteria and level of achievement versus these criteria as the Committee may determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Participant; provided, however, that no Stock Unit will first vest within one year from its date of grant, other than upon death, disability, a change of control or upon satisfaction of such performance requirements as deemed appropriate by the Committee. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Unit that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Code Section 162(m) will be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Stock Unit is granted.

     The Committee will determine the timing of award of any Stock Unit. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the award or vesting of any Stock Unit to be deferred to a specified date or event. The Committee may provide for a Participant to have the option for his or her Stock Unit, or such portion thereof as the Committee may specify, to be granted in whole or in part in Shares. The Committee may provide for Stock Units to be settled in cash or Shares (at the election of the Company or the Participant, as specified by the Committee) and to be made at such other times as it determines appropriate or as it permits a Participant to choose. Notwithstanding satisfaction of any completion of service or performance goals, the number of Stock Units granted, issued, retainable and/or vested under a Stock Unit Award may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion will determine.

     Qualifying Performance Criteria And Section 162(m) Limits. Subject to shareholder approval of the Incentive Plan, the performance criteria for any Restricted Stock, Incentive Award or Stock Unit that is intended to satisfy the requirements for "performance-based compensation" under Code Section 162(m) will be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings (including gross margin, earnings before interest and taxes ("EBIT"), earnings before taxes ("EBT"), and net earnings), (c) earnings per share, (d) growth in earnings or earnings per share, (e) stock price, (f) return on equity or average stockholders' equity, (g) total stockholder return, (h) return on capital, (i) return on assets or net assets, (j) return on investment, (k) revenue, (l) income or net income, (m) operating income or net operating income, (n) operating profit or net operating profit, (o) operating margin, (p) return on operating revenue, (q) market share, (r) contract awards or backlog, (s) overhead or other expense reduction, (t) growth in stockholder value relative to the two-year moving average of the S&P 500 Index, (u) growth in stockholder value relative to the two-year moving average of the Dow Jones Heavy Construction Index, (v) credit rating, (w) strategic plan development and implementation, (x) succession plan development and implementation, (y) retention of executive talent, (z) improvement in workforce diversity, (aa) return on average stockholders' equity relative to the ten year Treasury yield,
(bb) improvement in safety records, (cc) capital resource management plan development and implementation, (dd) improved financial controls plan development and implementation, (ee) corporate tax savings, (ff) corporate cost of capital reduction, (gg) investor relations program development and implementation, (hh) corporate relations program development and implementation,
(ii) executive performance plan development and implementation, and (jj) tax provision rate for financial statement purposes. The Committee will appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year. The aggregate number of Shares subject to options granted under the Incentive Plan during any calendar year to any one Participant may not exceed 500,000. The aggregate number of Shares issued or issuable under any Incentive Awards, Restricted Stock Awards or Stock Unit Awards (other than Stock Units issued or issuable upon exercise of options) granted under the Incentive Plan during any calendar year to any one Participant may not exceed 75,000. The maximum amount payable pursuant to that portion of an Incentive Award granted for any fiscal year to any person that is intended to satisfy the requirements for "performance-based compensation" under Code Section 162(m) may not exceed $3 million.

     Change Of Control. The Committee may provide that in connection with a Change of Control, Awards will become exercisable, payable, vested, paid, or canceled, and may provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an Award which would be effective only if, upon the announcement of a transaction intended or reasonably expected to result in a Change of Control, no provision is made under the terms of such transaction for the holder of an Award to realize the full benefit of the Award.

     Transferability Of Awards. Generally, Awards granted under the Incentive Plan may not be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution, except that the Committee may permit an Award to be transferable to a member or members of the Participant's family or to entities owned or established for the benefit of a Participant's family.

     Amendments And Termination. The Board may amend, alter or discontinue the Plan or any agreement evidencing an Award made under the Incentive Plan, but no such amendment may, without the approval of the shareholders of the Company: (a) materially increase the maximum number of shares of Common Stock for which Awards may be granted under the Incentive Plan;
(b) reduce the price at which Stock Options may be granted below the price specified in the Incentive Plan; (c) take any action to reduce or adjust downward the exercise price of outstanding Stock Options; (d) after the date of a Change of Control, impair the rights of any Award holder, without such holder's consent, under any Award granted prior to the date of any Change of Control; (e) extend the term of the Incentive Plan; or (f) change the class of persons eligible to be Participants. No Stock Option Award, Restricted Stock Award or Incentive Award granted under the Incentive Plan may be granted pursuant to the Incentive Plan more than ten years after the date of the Board's adoption of the Incentive Plan.

     Federal Income Tax Consequences. The following discussion of the federal income tax consequences of the Incentive Plan is intended to be a summary of applicable federal law as currently in effect. State and local tax consequences may differ and may be amended or interpreted differently during the term of the Incentive Plan or of options granted thereunder. Because the federal income tax rules governing options and related payments are complex and subject to frequent change, optionees are advised to consult their tax advisors prior to exercise of options or dispositions of stock acquired pursuant to option exercise.

     ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs need not comply with such requirements.

     An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be taken into account for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying the one and two-year holding periods described above, the optionee may recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of the amount realized on disposition or the fair market value of the stock on the exercise date reduced in both instances by the exercise price. The excess of the consideration received on such a disposition over the lesser of the amount realized on disposition or the fair market value of the stock on the exercise date will generally be long term capital gain if the stock had been held for more than one year following exercise of the ISO. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

     An optionee is not taxed on the grant of an NQSO. On exercise, however, the optionee recognizes ordinary income equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price.

     The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain on subsequent disposition of the shares is long term capital gain if the shares are held for more than one year following exercise. The Company does not receive a deduction for this gain.

     An employee who receives Restricted Stock subject to restrictions which create a "substantial risk of forfeiture" (within the meaning of Section 83 of the Code) will normally realize taxable income on the date the Shares become transferable or no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the Shares of Common Stock on the date such restrictions lapse (or any earlier date on which the Shares become transferable or are disposed of ) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of grant the excess of the fair market value of the Shares of Common Stock (without regard to any restrictions) over their purchase price, if any, on the date of grant.

     Upon accelerated exercisability of Options and accelerated lapsing of restrictions upon Restricted Stock in connection with a Change of Control of the Company, certain amounts associated with such awards could, depending upon the individual circumstances of the recipient Participant, constitute "excess parachute payments" under the golden parachute provisions of the Code. Pursuant to these provisions a Participant will be subject to a 20% excise tax on any excess parachute payment and the Company will be denied any deduction with respect to such excess parachute payment. The limit on the deductibility of compensation under Section 162(m) of the Code is also reduced by the amount of any excess parachute payments. Whether amounts constitute excess parachute payments depends upon, among other things, the value of the Awards accelerated and the past compensation of the Participant.

     As described above, options granted under the Incentive Plan may qualify as "performance-based compensation" under Section 162(m) of the Code in order to preserve federal income tax deductions by the Company with respect to any compensation required to be taken into account under Section 162 of the Code that is in excess of $1 million and paid to a "Covered Employee" (as defined under the Section 162 regulations). To so qualify, options must have an exercise price at least equal to the fair market value of the underlying shares on the date of grant, be awarded by a committee consisting solely of two or more "outside directors" (as defined under the Section 162 regulations) and satisfy the Incentive Plan's limit on the total number of shares subject to options that may be awarded to any one participant during any calendar year.

INITIAL GRANTS

     To date, no Awards have been granted under the Incentive Plan. The closing price of the Company's Common Stock on the Consolidated Reporting System on January 12, 1999, was $42.0625 per share. The Committee has full discretion to determine the timing and recipients of any stock option grants under the Incentive Plan and the number of shares subject to any such options which may be granted under the Incentive Plan, subject to an annual limitation on the total number of options that may be granted to any optionee. Therefore, the benefits and amounts that will be received by each of the Named Executive Officers, the executive officers as a group, the non-employee directors as a group and all other key employees under the Incentive Plan are not presently determinable. It is not possible to determine the benefits that Participants would have received had the Incentive Plan been in effect in the last fiscal year.

BOARD RECOMMENDATION

     The Board of Directors of the Company recommends a vote FOR the approval of the Fluor Corporation 1999 Executive Performance Incentive Plan.

                                 OTHER BUSINESS

     The Company does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

     The Company's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Company must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or not later than 10 days after public disclosure of the annual meeting). The Notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business, (b) the shareholder's name and address, and the number of shares of Common Stock beneficially owned by the shareholder, and (c) any material interest of the shareholder in such business.

                SHAREHOLDERS' PROPOSALS FOR 2000 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the Company's 2000 annual meeting of shareholders must be received by the Company for inclusion in the proxy statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8, under the Securities Exchange Act of 1934, no later than October 1, 1999. Under Rule 14a-4 promulgated under the Securities Exchange Act of 1934, as amended, the Company may exercise discretionary voting authority at the 2000 annual meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to include in the Company's proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal between December 14, 1999, and January 13, 2000 (assuming that the Company's 2000 annual meeting of shareholders will be held on March 14, 2000), and the shareholder satisfies the other requirements of Rule 14a-4(c).


                                          /s/ LAWRENCE N. FISHER
                                          ------------------------------
                                          LAWRENCE N. FISHER
                                          Senior Vice President-Law and
                                          Secretary

January 30, 1999
Irvine, California

                                   EXHIBIT A

                               FLUOR CORPORATION

                   1999 EXECUTIVE PERFORMANCE INCENTIVE PLAN

SECTION 1. Purpose of Plan

     The purpose of this "Fluor Corporation 1999 Executive Performance Incentive Plan" ("Plan") of Fluor Corporation, a Delaware corporation, is to enable the Company, as defined in Section 2.2(a)(ii) hereof, to attract, retain and motivate its officers, management and other key personnel, and to further align the interests of such persons with those of the shareholders of the Company, by providing for or increasing their proprietary interest in the Company.

SECTION 2. Administration of the Plan

     2.1 Composition of Committee. The Plan shall be administered by the Organization and Compensation Committee of the Board of Directors, and/or by the Board of Directors or another committee of the Board of Directors of the Company, as appointed from time to time by the Board of Directors (any such administrative body, the "Committee"). The Board of Directors shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. Notwithstanding the foregoing, with respect to any Award that is not intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), the Committee may appoint one or more separate committees (any such committee, a "Subcommittee") composed of one or more directors of the Company (who may but need not be members of the Committee) and may delegate to any such Subcommittee(s) the authority to grant Awards, as defined in Section 5.1 hereof, under the Plan to Employees, to determine all terms of such Awards, and/or to administer the Plan or any aspect of it. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee. The Committee may designate the Secretary of the Company or other Company employees to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company.

     2.2 Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan with respect to the Awards over which such Committee has authority, including, without limitation, the following:

          (a) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; provided that, unless the Committee shall specify otherwise, for purposes of this Plan (i) the term "fair market value" shall mean, as of any date, the average of the highest price and the lowest price per share at which the Shares (as defined in Section 3.1 hereof) are sold in the regular way on the New York Stock Exchange or, if no Shares traded on the New York Stock Exchange on the date in question, then for the next preceding date for which Shares traded on the New York Stock Exchange; and (ii) the term "Company" shall mean Fluor Corporation and its subsidiaries and affiliates, unless the context otherwise requires.

          (b) to determine which persons are Eligible Employees (as defined in Section 4 hereof), to which of such Eligible Employees, if any, Awards shall be granted hereunder, to make Awards under the Plan and to determine the terms of such Awards and the timing of any such Awards;

          (c) to determine the number of Shares subject to Awards and the exercise or purchase price of such Shares;

          (d) to establish and verify the extent of satisfaction of any performance goals applicable to Awards;

          (e) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

          (f) to determine whether, and the extent to which, adjustments are required pursuant to Section 11 hereof;

          (g) to interpret and construe this Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

          (h) to make all other determinations deemed necessary or advisable for the administration of the Plan.

     2.3 Determinations of the Committee. All decisions, determinations and interpretations by the Committee or the Board regarding the Plan shall be final and binding on all Eligible Employees and Participants, as defined in Section 4 hereof. The Committee or the Board, as applicable, shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer of the Company or Eligible Employee and such attorneys, consultants and accountants as it may select.

SECTION 3. Stock Subject to Plan

     3.1 Aggregate Limits. Subject to adjustment as provided in Section 11, at any time, the aggregate number of shares of the Company's common stock, $0.625 par value ("Shares"), issued pursuant to all Awards (including all ISOs (as defined in Section 5.1 hereof)) granted under this Plan shall not exceed 3,700,000; provided that no more than 1,000,000 of such Shares may be issued pursuant to all Restricted Stock Awards, Incentive Awards, and Stock Units (other than Stock Units issued upon exercise of Options) granted under the Plan. The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

     3.2 Code Section 162(m) Limits. The aggregate number of Shares subject to Options granted under this Plan during any calendar year to any one Eligible Employee shall not exceed 500,000. The aggregate number of Shares issued or issuable under any Restricted Stock Awards, Incentive Awards or Stock Unit Awards (other than Stock Units issued or issuable upon exercise of Options) granted under this Plan during any calendar year to any one Eligible Employee shall not exceed 75,000. Notwithstanding anything to the contrary in the Plan, the foregoing limitations shall be subject to adjustment under Section 11 only to the extent that such adjustment will not affect the status of any Award intended to qualify as "performance based compensation" under Code Section 162(m).

     3.3 Issuance of Shares. For purposes of Section 3.1, the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award and not returned to the Company upon cancellation, expiration or forfeiture of an Award or delivered (either actually or by attestation) in payment or satisfaction of the purchase price, exercise price or tax obligation of an Award.

SECTION 4. Persons Eligible Under Plan

     Any person who is an (i) employee and who also is an officer, key employee or member of the Executive Management Team ("EMT"), (ii) prospective employee who is to be an officer, key employee or member of the EMT, (iii) consultant, or
(iv) advisor of the Company (an "Eligible Employee") shall be eligible to be considered for the grant of Awards hereunder. For purposes of this Plan, the Chairman of the Board's status as an Employee shall be determined by the Board. For purposes of the administration of Awards, the term "Eligible Employee" shall also include a former Eligible Employee or any person (including any estate) who is a beneficiary of a former Eligible Employee. A "Participant" is any Eligible Employee to whom an Award has been made and any person (including any estate) to whom an Award has been assigned or transferred pursuant to Section 10.1.

SECTION 5. Plan Awards

     5.1 Award Types. The Committee, on behalf of the Company, is authorized under this Plan to enter into certain types of arrangements with Eligible Employees and to confer certain benefits on them. The following such arrangements or benefits are authorized under the Plan if their terms and conditions are not inconsistent with the provisions of the Plan: Stock Options, Restricted Stock, Incentive Awards and Stock Units. Such arrangements and benefits are sometimes referred to herein as "Awards." The authorized types of arrangements and benefits for which Awards may be granted are defined as follows:

          Stock Option Awards: A Stock Option is a right granted under Section 6 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in or determined pursuant to the document(s) evidencing the Award (the "Option Agreement"). Options intended to qualify as Incentive Stock Options ("ISOs") pursuant to Code Section 422 and Options which are not intended to qualify as ISOs ("Non-qualified Options") may be granted under Section 6 as the Committee in its sole discretion shall determine.

          Restricted Stock Awards: Restricted Stock is an award of Shares made under Section 7, the grant, issuance, retention and/or vesting of which is subject to such performance and other conditions as are expressed in the document(s) evidencing the Award (the "Restricted Stock Agreement").

          Incentive Awards: An Incentive Award is a bonus opportunity awarded under Section 8 pursuant to which a Participant may become entitled to receive an amount (which may be payable in cash, Shares or other property) based on satisfaction of such performance criteria as are specified in the document(s) evidencing the Award (the "Incentive Bonus Agreement").

          Stock Unit Awards: A Stock Unit Award is an award of a right to receive the fair market value of one share of Common Stock made under
     Section 9, the grant, issuance, retention and/or vesting of which is subject to such performance and other conditions as are expressed in the document(s) evidencing the Award (the "Stock Unit Agreement").

     5.2 Grants of Awards. An Award may consist of one such arrangement or benefit or two or more of them in tandem or in the alternative.

SECTION 6. Stock Option Awards

     The Committee may grant an Option or provide for the grant of an Option, either from time-to-time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Award, within the control of others or not within any person's control.

     6.1 Option Agreement. Each Option Agreement shall contain provisions regarding (a) the number of Shares which may be issued upon exercise of the Option, (b) the purchase price of the Shares and the means of payment for the Shares, (c) the term of the Option, (d) such terms and conditions of exercisability as may be determined from time to time by the Committee, (e) restrictions on the transfer of the Option and forfeiture provisions, and (f) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Committee. Option Agreements evidencing ISOs shall contain such terms and conditions as may be necessary to comply with the applicable provisions of Section 422 of the Code.

     6.2 Option Price. The purchase price per Share of the Shares subject to each Option granted under the Plan shall equal or exceed 100% of the fair market value of such Stock on the date the Option is granted, except that (i) the Committee may specifically provide that the exercise price of an Option may be higher or lower in the case of an Option granted to employees of a company acquired by the Company in assumption and substitution of options held by such employees at the time such company is acquired, and (ii) in the event an Eligible Employee is required to pay or forego the receipt of any cash amount in consideration of receipt of an Option, the exercise price plus such cash amount shall equal or exceed 100% of the fair market value of such Stock on the date the Option is granted.

     6.3 Option Term. The "Term" of each Option granted under the Plan, including any ISOs, shall not exceed ten (10) years from the date of its grant.

     6.4 Option Vesting. Options granted under the Plan shall be exercisable at such time and in such installments during the period prior to the expiration of the Option's Term as determined by the Committee in its sole discretion. The Committee shall have the right to make the timing of the ability to exercise any Option granted under the Plan subject to such performance requirements as deemed appropriate by the Committee. At any time after the grant of an Option the Committee may, in its sole discretion, reduce or eliminate any restrictions surrounding any Participant's right to exercise all or part of the Option, except that no Option shall first become exercisable within one (1) year from its date of grant, other than upon death, disability, a Change of Control (as defined in Section 12.2 hereof) or upon satisfaction of such performance requirements as deemed appropriate by the Committee.

     6.5  Option Exercise.

     (a) Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares and the Committee may require, by the terms of the Option Agreement, a partial exercise to include a minimum number of Shares.

     (b) Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery to the representative of the Company designated for such purpose by the Committee all of the following: (i) notice of exercise in such form as the Committee authorizes specifying the number of Shares to be purchased by the Participant, (ii) payment or provision for payment of the exercise price for such number of Shares, (iii) such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal, state or foreign securities laws or regulations, (iv) in the event that the Option shall be exercised pursuant to
Section 10.1 by any person or persons other than the Eligible Employee, appropriate proof of the right of such person or persons to exercise the Option, and (v) such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to provide for the tax withholding pursuant to Section 13. Unless provided otherwise by the Committee, no Participant shall have any right as a shareholder with respect to any Shares purchased pursuant to any Option until the registration of Shares in the name of such person, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Shares are so registered.

     (c) Payment of Exercise Price. To the extent authorized by the Committee, the exercise price of an Option may be paid in the form of one of more of the following, either through the terms of the Option Agreement or at the time of exercise of an Option: (i) cash or certified or cashiers' check, (ii) shares of capital stock of the Company that have been held by the Participant for such period of time as the Committee may specify, (iii) other property deemed acceptable by the Committee, (iv) a reduction in the number of Shares or other property otherwise issuable pursuant to such Option, (v) a promissory note of or other commitment to pay by the Participant or of a third party, the terms and conditions of which shall be determined by the Committee, or (vi) any combination of (i) through (v).

SECTION 7. Restricted Stock Awards

     Restricted Stock consists of an award of Shares, the grant, issuance, retention and/or vesting of which shall be subject to such performance conditions and to such further terms and conditions as the Committee deems appropriate.

     7.1 Restricted Stock Award. Each Restricted Stock Award shall reflect, to the extent applicable (a) the number of Shares subject to such Award or a formula for determining such, (b) the time or times at which Shares shall be granted or issued and/or become retainable or vested, and the conditions or restrictions on such Shares, (c) the performance criteria and level of achievement versus these criteria which shall determine the number of Shares granted, issued, retainable and/or vested, (d) the period as to which performance shall be measured for determining achievement of performance, (e) forfeiture provisions, and

(f) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Committee.

     7.2 Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of each Restricted Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Committee shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Participant; provided, however, that no Restricted Stock Award shall first vest within one year from its date of grant, other than upon death, disability, a Change of Control (as defined in Section 12.2 hereof) or upon satisfaction of such performance requirements as deemed appropriate by the Committee. Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock Award that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 10.2 hereof) selected by the Committee.

     7.3 Timing and Form of Award. The Committee shall determine the timing of award of any Restricted Stock Award. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the award or vesting of any Restricted Stock to be deferred to a specified date or event. The Committee may provide for a Participant to have the option for his or her Restricted Stock, or such portion thereof as the Committee may specify, to be granted in whole or in part in Stock Units.

     7.4 Discretionary Adjustments. Notwithstanding satisfaction of any completion of service or performance goals, the number of Shares granted, issued, retainable and/or vested under a Restricted Stock Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

SECTION 8. Incentive Awards

     Each Incentive Award will confer upon the Eligible Employee the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

     8.1 Incentive Award. Each Incentive Award shall contain provisions regarding (a) the target and maximum amount payable to the Participant as an Incentive Award, (b) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (c) the period as to which performance shall be measured for establishing the amount of any payment, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the Incentive Award prior to actual payment, (f) forfeiture provisions, and (g) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Committee. In establishing the provisions of Incentive Awards, the Committee may refer to categories of such Awards as parts of "Programs" or "Plans", which names will not affect the applicability of this Plan. The maximum amount payable as an Incentive Award may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of an Incentive Award granted under this Plan for any fiscal year to any Participant that is intended to satisfy the requirements for "performance based compensation" under Code Section 162(m) shall not exceed Three million dollars ($3,000,000).

     8.2 Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under an Incentive Award, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target Incentive Award that is intended to satisfy the requirements for "performance-based compensation" under Code Section 162(m). Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Award that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 10.2 hereof) selected by the Committee and specified at the time required under Code Section 162(m).

     8.3 Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Award. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Incentive Award to be deferred to a specified date or event. The Committee may specify the form of payment of Incentive Awards, which may be cash, shares or other property, or may provide for a Participant to have the option for his or her Incentive Award, or such portion thereof as the Committee may specify, to be paid in whole or in part in Shares or Stock Units.

     8.4 Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

SECTION 9. Stock Units

     9.1 Stock Units. A "Stock Unit" is a bookkeeping entry representing an amount equivalent to the fair market value of one share of Common Stock, also sometimes referred to as a "restricted unit" or "shadow stock". Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Committee.

     9.2 Stock Unit Awards. Each Stock Unit Award shall reflect, to the extent applicable (a) the number of Stock Units subject to such Award or a formula for determining such, (b) the time or times at which Stock Units shall be granted or issued and/or become retainable or vested, and the conditions or restrictions on such Stock Units, (c) the performance criteria and level of achievement versus these criteria which shall determine the number of Stock Units granted, issued, retainable and/or vested, (d) the period as to which performance shall be measured for determining achievement of performance, (e) forfeiture provisions, and (f) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Committee. Stock Units may also be issued upon exercise of Options, may be granted in payment and satisfaction of Incentive Awards and may be issued in lieu of Restricted Stock or any other Award that the Committee elects to be paid in the form of Stock Units.

     9.3 Performance Criteria. The grant, issuance, retention and or vesting of each Stock Unit may be subject to such performance criteria and level of achievement versus these criteria as the Committee shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Participant; provided, however, that no Stock Unit shall first vest within one (1) year from its date of grant, other than upon death, disability, a Change of Control (as defined in Section 12.2 hereof) or upon satisfaction of such performance requirements as deemed appropriate by the Committee. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Unit that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 10.2 hereof) selected by the Committee and specified at the time the Stock Unit is granted.

     9.4 Timing and Form of Award. The Committee shall determine the timing of award of any Stock Unit. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the award or vesting of any Stock Unit to be deferred to a specified date or event. The Committee may provide for a Participant to have the option for his or her Stock Unit, or such portion thereof as the Committee may specify, to be granted in whole or in part in Shares.

     9.5 Settlement of Stock Units. The Committee may provide for Stock Units to be settled in cash or Shares (at the election of the Company or the Participant, as specified by the Committee) and to be made at such other times as it determines appropriate or as it permits a Participant to choose. The amount of cash or Shares, or other settlement medium, to be so distributed may be increased by an interest factor or by dividend equivalents, as the case may be, which may be valued as if reinvested in Shares. Until a Stock Unit is settled, the number of Shares represented by a Stock Unit shall be subject to adjustment pursuant to Section 11.

     9.6 Discretionary Adjustments. Notwithstanding satisfaction of any completion of service or performance goals, the number of Stock Units granted, issued, retainable and/or vested under a Stock Unit Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

SECTION 10. Other Provisions Applicable to Awards

     10.1 Transferability. Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that it is transferable as provided hereunder, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution, prior to the vesting or lapse of any and all restrictions applicable to any Shares issued under an Award. The Committee may in its sole discretion grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable to a member or members of the Eligible Employee's "immediate family", as such term is defined under Exchange Act Rule 16a-1(e), or to a trust for the benefit solely of a member or members of the Eligible Employee's immediate family, or to a partnership or other entity whose only owners are members of the Eligible Employee's family, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Eligible Employee, as modified as the Committee in its sole discretion shall determine appropriate, and the Participant shall execute an agreement agreeing to be bound by such terms.

     10.2 Qualifying Performance Criteria. For purposes of this Plan, the term "Qualifying Performance Criteria" shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the
Award: (a) cash flow, (b) earnings (including gross margin, earnings before interest and taxes ("EBIT"), earnings before taxes ("EBT"), and net earnings),
(c) earnings per share, (d) growth in earnings or earnings per share, (e) stock price, (f) return on equity or average stockholders' equity, (g) total stockholder return, (h) return on capital, (i) return on assets or net assets,
(j) return on investment, (k) revenue, (l) income or net income, (m) operating income or net operating income, (n) operating profit or net operating profit,
(o) operating margin, (p) return on operating revenue, (q) market share, (r) contract awards or backlog, (s) overhead or other expense reduction, (t) growth in stockholder value relative to the two-year moving average of the S&P 500 Index, (u) growth in stockholder value relative to the two-year moving average of the Dow Jones Heavy Construction Index, (v) credit rating, (w) strategic plan development and implementation, (x) succession plan development and implementation, (y) retention of executive talent, (z) improvement in workforce diversity, (aa) return on average stockholders' equity relative to the Ten Year Treasury Yield (as hereinafter defined), (bb) improvement in safety records,
(cc) capital resource management plan development and implementation, (dd) improved internal financial controls plan development and implementation, (ee) corporate tax savings, (ff) corporate cost of capital reduction, (gg) investor relations program development and implementation, (hh) corporate relations program development and implementation, (ii) executive performance plan development and implementation, and (jj) tax provision rate for financial statement purposes. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs,
(ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year. The term "Ten Year Treasury Yield" shall mean, for any fiscal period, the daily average percent per annum yield for U.S. Government Securities -- 10 year Treasury constant maturities, as published in the Federal Reserve statistical release or any successor publication. Prior to the payment of any compensation under an Award intended to qualify as "performance-based compensation" under Code Section 162(m) the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Company's Common Stock).

     10.3 Dividends. Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends which may be paid or other rights which may be issued to the holders of Shares prior to their issuance under any Award. The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends.

     10.4 Agreements Evidencing Awards. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted, which for purposes of this Plan shall not be affected by the fact that an Award is contingent on subsequent stockholder approval of the Plan. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement's effectiveness that such agreement be executed by the Participant and that such Participant agree to such further terms and conditions as specified in such agreement. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Agreement evidencing such Award.

     10.5 Tandem Stock or Cash Rights. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, provide that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; provided, however, that the number of such rights granted under any Award shall not exceed the per Eligible Employee share limitation for such Award as set forth in Section 3.2.

     10.6 Financing. The Committee may in its discretion provide financing to a Participant in a principal amount sufficient to pay the purchase price of any Award and/or to pay the amount of taxes required by law to be withheld with respect to any Award. Any such loan shall be subject to all applicable legal requirements and restrictions pertinent thereto, including Regulation G promulgated by the Federal Reserve Board. The grant of an Award shall in no way obligate the Company or the Committee to provide any financing whatsoever in connection therewith.

SECTION 11. Changes in Capital Structure

     If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Committee may make appropriate and proportionate adjustments in (i) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Awards theretofore granted under this Plan and the exercise or settlement price of such Awards, provided, however, that any such adjustment shall be made in such a manner that will not affect the status of any Award intended to qualify as an ISO under Code Section 422 or as "performance based compensation" under Code Section 162(m), and (ii) the maximum number and type of shares or other securities that may be issued pursuant to such Awards thereafter granted under this Plan.

SECTION 12. Change of Control

     12.1 Effect of Change of Control. The Committee may through the terms of the Award or otherwise provide that any or all of the following shall occur, either immediately upon the Change of Control or a Change of Control Transaction, or upon termination of the Eligible Employee's employment within twenty-four (24) months following a Change of Control or a Change of Control
Transaction: (a) in the case of an Option, the Participant's ability to exercise any portion of the Option not previously exercisable, (b) in the case of an Incentive Award, the right to receive a payment equal to the target amount payable or, if greater, a payment based on performance through a date determined by the Committee prior to the Change of Control, and (c) in the case of Shares issued in payment of any Incentive Award, and/or in the case of Restricted Stock or Stock Units, the lapse and expiration of any conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award. The Committee also may, through the terms of the Award or otherwise, provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an Award which shall only be effective if, upon the announcement of a Change of Control Transaction, no provision is made in such Change of Control Transaction for the exercise, payment or lapse of conditions or restrictions on the Award, or other procedure whereby the Participant may realize the full benefit of the Award.

     12.2 Definitions. Unless the Committee or the Board shall provide otherwise, "Change of Control" shall mean an occurrence of any of the following events (a) a third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act, acquires shares of the Company having twenty-five percent or more of the total number of votes that may be cast for the election of directors of the Company, (b) as the result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company; or (c) such other events as the Committee or the Board from time to time may specify. "Change of Control Transaction" shall include any tender offer, offer, exchange offer, solicitation, merger, consolidation, reorganization or other transaction which is intended to or reasonably expected to result in a Change of Control.

SECTION 13. Taxes

     13.1 Withholding Requirements. The Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by the Employee or Participant, as appropriate, of any taxes which it determines are required in connection with any Awards granted under this Plan, and a Participant's rights in any Award are subject to satisfaction of such conditions.

     13.2  Payment of Withholding Taxes. Notwithstanding the terms of Section
13.1 hereof, the Committee may provide in the agreement evidencing an Award or otherwise that all or any portion of the taxes required to be withheld by the Company or, if permitted by the Committee, desired to be paid by the Participant, in connection with the exercise of a Non-qualified Option or the exercise, vesting, settlement or transfer of any other Award shall be paid or, at the election of the Participant, may be paid by the Company withholding shares of the Company's capital stock otherwise issuable or subject to such Award, or by the Participant delivering previously owned shares of the Company's capital stock, in each case having a fair market value equal to the amount required or elected to be withheld or paid. Any such elections are subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee.

SECTION 14. Amendments or Termination

     The Board may amend, alter or discontinue the Plan or any agreement evidencing an Award made under the Plan, but no such amendment shall, without the approval of the shareholders of the Company:

          (a) materially increase the maximum number of shares of Common Stock for which Awards may be granted under the Plan;

          (b) reduce the price at which Options may be granted below the price provided for in Section 6.2;

          (c) reduce the exercise price of outstanding Options;

          (d) after the date of a Change of Control, impair the rights of any Award holder, without such holder's consent, under any Award granted prior to the date of any Change of Control;

          (e) extend the term of the Plan; or

          (f) change the class of persons eligible to be Participants.

SECTION 15. Compliance With Other Laws and Regulations

     The Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and foreign laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant's name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or foreign law or any ruling or regulation of any government body which the Committee shall, in its sole discretion, determine to be necessary or advisable. This Plan is intended to constitute an unfunded arrangement for a select group of management or other key employees.

     No Option shall be exercisable unless a registration statement with respect to the Option is effective or the Company has determined that such registration is unnecessary. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

SECTION 16. Option Grants by Subsidiaries

     In the case of a grant of an Option to any Eligible Employee employed by a subsidiary or affiliate, such grant may, if the Committee so directs, be implemented by the Company issuing any subject Shares to the subsidiary or affiliate, for such lawful consideration as the Committee may determine, upon the condition or understanding that the subsidiary or affiliate will transfer the Shares to the optionholder in accordance with the terms of the Option specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Option may be issued by and in the name of the subsidiary or affiliate and shall be deemed granted on such date as the Committee shall determine.

SECTION 17. No Right to Company Employment

     Nothing in this Plan or as a result of any Award granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate an individual's employment at any time. The Award agreements may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

SECTION 18. Effectiveness and Expiration of Plan

     The Plan shall be effective on the date the Board adopts the Plan. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the shareholders prior to the first anniversary date of the effective date of the Plan, by the affirmative vote of the holders of a majority of the outstanding shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company's shareholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the shareholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. No Stock Option Award, Restricted Stock Award or Incentive Award shall be granted pursuant to the Plan more than ten (10) years after the effective date of the Plan.

SECTION 19. Non-Exclusivity of the Plan

     Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 20. Governing Law

     This Plan and any agreements hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

                  [MAP OF DIRECTIONS TO SHAREHOLDERS' MEETING]

[LOGO] FLUOR CORPORATION

         PROXY/VOTING INSTRUCTION CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING MARCH 9, 1999

     The undersigned, a shareholder of FLUOR CORPORATION, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the year ended October 31, 1998; and, revoking any proxy previously given, hereby constitutes and appoints J.C. Stein, James O. Rollans and L.N. Fisher, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of Common Stock of FLUOR CORPORATION standing in the name of the undersigned at the Annual Meeting of Shareholders of FLUOR CORPORATION, on Tuesday, March 9, 1999 at 9:00 A.M., and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

     THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE, FOR PROPOSAL 2 AND FOR PROPOSAL 3. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY A 401(K) PLAN SPONSORED BY FLUOR CORPORATION OR A SUBSIDIARY, SUCH AS THE FLUOR CORPORATION SALARIED EMPLOYEES' SAVINGS INVESTMENT PLAN, THEN THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS TO THE TRUSTEE OF SUCH PLAN AND IF YOU DO NOT SIGN AND RETURN THIS CARD, OR ATTEND THE MEETING AND VOTE BY BALLOT, SUCH SHARES WILL BE VOTED BY THE TRUSTEE IN THE SAME MANNER AND IN THE SAME PROPORTION AS THE SHARES FOR WHICH THE TRUSTEE RECEIVES VALID VOTING INSTRUCTIONS.


--------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE.

 (continued and to be signed on reverse side)

--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*
                            [LOGO] FLUOR CORPORATION

                       1999 Annual Meeting of Shareholders
                                  March 9, 1999

 You are cordially invited to attend the 1999 Annual Meeting of Shareholders which will be held on Tuesday, March 9, 1999, beginning at 9:00 a.m. at:

                             The Hyatt Regency Hotel
                               17900 Jamboree Road
                               Irvine, California

       A map is included on the last page of the Notice of Annual Meeting.

                                ADMITTANCE TICKET

     This ticket entitles you, the shareholder, and one guest to attend the
        1999 Annual Meeting. Please bring it with you. Only shareholders and their guests will be admitted. We look forward to
                       welcoming you on Tuesday, March 9.

--------------------------------------------------------------------------------
THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES, FOR PROPOSAL 2 AND FOR PROPOSAL 3.
                                                           Please mark
                                                           your votes as   [X]
                                                           indicated in
                                                           this sample

--------------------------------------------------------------------------------



The Board of Directors recommends that you vote FOR the nominees on Proposal 1 and FOR Proposal 2 and Proposal 3.



--------------------------------------------------------------------------------
1. Election of Class III Directors: Don L. Blankenship, Peter J. Fluor, Bobby R. Inman and James O. Rollans

   FOR all nominees listed         WITHHOLD AUTHORITY           INSTRUCTIONS: To withhold
     (except as marked to           (to vote for all            authority to vote for any individual
        the contrary)               nominees listed)            nominee, strike a line through the
            [ ]                          [ ]                    nominee's name in the list above.

--------------------------------------------------------------------------------
2. Ratification of the appointment of Ernst & Young LLP as auditors for 1999.

         FOR                     AGAINST                  ABSTAIN
         [ ]                       [ ]                      [ ]

-----------------------------------------------------------------------------------------------------------------------------
3. Approval of Fluor Corporation 1999 Executive Performance Incentive Plan      4.  In their discretion the Proxies are
                                                                                authorized to vote upon such other business
         FOR                     AGAINST                  ABSTAIN               as may properly come before the meeting and
         [ ]                       [ ]                      [ ]                 any and all postponements or adjournments
                                                                                thereof.

--------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE                                    I Plan to
Please mark the box if you have      [ ]                    Attend    [ ]
written comments or an address                             Meeting
change on the reverse side

--------------------------------------------------------------------------------
                            ***IF YOU WISH TO VOTE BY
                           TELEPHONE, PLEASE READ THE
                              INSTRUCTIONS BELOW***
--------------------------------------------------------------------------------


Signature_____________________ Signature______________________ Date ____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.
--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE*

                               *VOTE BY TELEPHONE*

                          QUICK *** EASY *** IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

* You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

--------------------------------------------------------------------------------
OPTION #1: To vote as the Board of Directors recommends on ALL proposals:
Press 1.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
               When asked, please confirm your vote by Pressing 1.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
--------------------------------------------------------------------------------

     Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

     Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

The instructions are the same for all remaining proposals.

               When asked, please confirm your vote by Pressing 1.

--------------------------------------------------------------------------------
          PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE.
--------------------------------------------------------------------------------

                              Thank you for voting.
                                                                   3"
                          ------------------------------------------------------
                          ------------------------------------------------------

Call ** Toll Free ** On a Touch Tone Telephone                                  CONTROL NUMBER
1-800-840-1208 - ANYTIME                                                  --------------------------
There is NO CHARGE to you for this call.                 1 1/2"                  123 456 789 12
                                                                          --------------------------

                                                                           THIS AREA TO BE LEFT BLANK
                                                                           CMSS TO IMPRINT CONTROL
                                                                           NUMBER


                          ------------------------------------------------------